Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

GENE LOGIC INC.

THERIMMUNE RESEARCH CORPORATION,

GLA II CORP.

AND

EDWARD J. KRAUSE, III

as Securityholders’ Representative

DATED

FEBRUARY 25, 2003

TABLE OF CONTENTS

ARTICLE 1.	DESCRIPTION OF TRANSACTION	1
1.1	The Merger	1
1.2	Effect of the Merger	1
1.3	Tax Matters	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	1
1.5	Merger Consideration	2
1.6	Required Deliveries and Ancillary Agreements	5
1.7	Payment of Merger Consideration	9
1.8	Appraisal Rights	9
1.9	Merger Sub Stock	10
ARTICLE 2.	CLOSING	10
2.1	Closing	10
2.2	Deliveries at the Closing	10
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10
3.1	Organization, Qualification and Corporate Power	10
3.2	Authorization; Validity	11
3.3	Capitalization of the Company	11
3.4	Subsidiaries and Equity Interests	12
3.5	No Conflicts	12
3.6	No Defaults	13
3.7	Required Governmental Filings and Consents	13
3.8	Financial Statements; Books and Records	13
3.9	Liabilities and Obligations	14
3.10	Accounts and Notes Receivable	15
3.11	Permits, Licenses and Compliance	15
3.12	Environmental Matters	16
3.13	Real and Personal Property	17
3.14	Material Contracts	19
3.15	Intellectual Property	21
3.16	Insurance	22
3.17	Compensation; Employment and Consultant Agreements	22
3.18	Benefit Plans	23
3.19	Conformity with Law; Litigation	24
3.20	Taxes	25
3.21	Absence of Changes	26
3.22	Bank Accounts; Powers of Attorney	28
3.23	Backlog	28
3.24	Brokers; Finders	28
3.25	Interests of Stockholder or Officers; Related Party Transactions	28
3.26	Government Contracts	28
3.27	Anti-Takeover Statutes	31
3.28	Information Supplied	31

-i-

3.29	Disclosure	31
ARTICLE 4.	REPRESENTATIONS OF GENE LOGIC AND MERGER SUB	31
4.1	Due Organization	31
4.2	Authorization; Validity of Obligations	32
4.3	Capitalization of Gene Logic	32
4.4	Subsidiaries and Equity Interests; Ownership of Merger Sub	33
4.5	No Conflicts	33
4.6	No Defaults	33
4.7	Required Governmental Filings and Consents	34
4.8	Financial Statements	34
4.9	Liabilities and Obligations	34
4.10	Permits, Licenses and Compliance	34
4.11	Environmental Matters	34
4.12	Material Contracts	35
4.13	Intellectual Property	36
4.14	Conformity with Law; Litigation	36
4.15	Taxes	36
4.16	Absence of Changes	37
4.17	Brokers; Finders	38
4.18	The Gene Logic Common Stock	38
4.19	SEC Filings	38
4.20	Certain Tax Matters	38
4.21	Anti-Takeover Statutes	38
4.22	Information Supplied	38
4.23	Disclosure	39
ARTICLE 5.	CONDUCT OF BUSINESS PENDING THE MERGER	39
5.1	Conduct of Business by the Company Pending the Merger	39
5.2	Disclosure of Certain Matters	39
5.3	Solicitation of Other Proposals/No Shop	40
ARTICLE 6.	POST-SIGNING AND POST-CLOSING COVENANTS AND OTHER AGREEMENTS
6.1	Post-Signing Covenants	43
6.2	Post-Closing Covenants	46
6.3	Indemnification	50
6.4	Other Agreements	50
ARTICLE 7.	CONDITIONS OF MERGER	51
7.1	Conditions to Obligation of Each Party to Effect the Merger	51
7.2	Additional Conditions to Obligations of Gene Logic and Merger Sub	51
7.3	Additional Conditions to Obligations of the Company	54
ARTICLE 8.	TERMINATION, AMENDMENT AND WAIVER	57
8.1	Termination by Action of the Parties	57
8.2	Automatic Termination	58
8.3	Effect of Termination	58
8.4	Fees and Expenses	59
8.5	Amendment	59
8.6	Waiver	59
ARTICLE 9.	REMEDIES FOR BREACHES OF THIS AGREEMENT	59

-ii-

9.1	Survival of Representations and Warranties	59
9.2	Indemnity	60
9.3	Notice of Claim	61
9.4	Claims Escrow Arrangements	62
9.5	Limitations	63
ARTICLE 10.	GENERAL	63
10.1	Securityholders' Representative	63
10.2	Securityholders	66
10.3	Cooperation	66
10.4	Knowledge	66
10.5	Successors and Assigns	66
10.6	Entire Agreement	66
10.7	Counterparts	67
10.8	Expenses	67
10.9	Notices	67
10.10	Governing Law; Venue	68
10.11	Severability	68
10.12	Absence of Third-Party Beneficiary Rights	69
10.13	Mutual Drafting	69
10.14	Further Representations	69
10.15	Pronouns	69
10.16	Headings	69

-iii-

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this 25th day of February, 2003 by and among Gene Logic Inc., a Delaware corporation (“Gene Logic”), TherImmune Research Corporation, a Maryland corporation (the “Company”), GLA II Corp., a Delaware corporation that is a wholly owned subsidiary of Gene Logic (the “Merger Sub”), and Edward J. Krause, III solely in his capacity as Securityholders’ Representative. Gene Logic, the Merger Sub, the Company and the Securityholders’ Representative are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

     WHEREAS, Gene Logic, the Merger Sub and the Company intend to effect a merger of the Company with and into the Merger Sub (the “Merger”), in accordance with the terms and conditions hereof and of the Delaware General Corporation Law (the “DGCL”) and the Maryland General Corporation Law (the “MGCL” and, together with the DGCL, the “Acts”);

     WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, any capitalized term used herein and not defined at its first usage shall have the definition given such term on the page of this Agreement referenced in the Index of Defined Terms.

     NOW, THEREFORE, in consideration of the premises and recitals and of the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1. DESCRIPTION OF TRANSACTION

     1.1     The Merger. Upon the terms and conditions of this Agreement, at the Effective Time and in accordance with the Acts, the Company shall be merged with and into the Merger Sub, which shall be the surviving corporation (the “Surviving Corporation”). At the Effective Time, the separate existence of the Company shall cease.

     1.2     Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Acts.

     1.3     Tax Matters. It is intended by the Parties hereto that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     1.4     Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined in writing by Gene Logic prior to the Effective Time:

               (a)     the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the

Surviving Corporation, except that the name of the Surviving Corporation shall be “TherImmune Research Corporation”;

               (b)     the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “TherImmune Research Corporation”; and

               (c)     the officers and directors of the Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers and directors of the Surviving Corporation.

     1.5     Merger Consideration.

               (a)     Subject to the terms and conditions of this Agreement (including, without limitation, the terms and conditions set forth in this Section 1.5 and in Sections 1.6 and 9.4 hereof), at the Effective Time, by virtue of the Merger and without any further action on the part of Gene Logic, the Merger Sub, the Company or the stockholders of the Company (including those Persons who become stockholders of the Company by virtue of the exercise of the Warrants to Purchase Common Stock of the Company (dated as of November 2002) issued and outstanding as of the date of this Agreement (the “Company Warrants”), the “Stockholders”):

                         (i)     each share of the common stock, $.01 par value, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock and delivery of such documents as are required under Section 1.6, the Per Share Merger Consideration; and

                         (ii)     all options to purchase shares of Company Common Stock (whether or not vested) issued and outstanding immediately prior to the Effective Time (the “Company Options”) shall, by virtue of the Merger and without any action on the part of the holders thereof (the “Option Holders”), be terminated in accordance with the terms of the TherImmune Research Corporation 1999 Stock Option Plan (the “TherImmune Stock Option Plan”) under which the Company Options were issued, and the holders thereof shall become entitled to receive, upon delivery of such documents as are required under Section 1.6, the Per Option Share Price with respect to the shares of Company Common Stock underlying the unexercised portion of each such Company Option as of immediately prior to the Effective Time (the “Option Shares”).

               (b)     For purposes of this Agreement:

                         (i)     The “Aggregate Merger Consideration” to be paid by Gene Logic to the Stockholders in exchange for all of the shares of Company Common Stock (including shares issued upon exercise of Company Warrants) issued and outstanding as of the Effective Time (the “Outstanding Company Shares”), inclusive of Dissenting Shares, shall be equal to $52,017,093, less the Aggregate Option Share Price, and less the Net Assumed Liabilities Adjustment, if any, as determined following Closing and subject to adjustment as contemplated by (viii) below.

                         (ii)     The “Net Assumed Liabilities Adjustment,” if any, shall be equal to any amount by which (A) the Company’s Net Assumed Liabilities as of the Closing Date as reflected in the Closing Date Balance Sheet exceed (B) $1,808,390 plus Permitted Items. “Net Assumed Liabilities,” as of a date, means the Company’s total liabilities, excluding any tax liabilities incurred by the Company in connection with the transactions contemplated hereby, as reflected in its balance sheet as of such date minus the Company’s current assets as reflected in such balance sheet as of such date. “Permitted Items” means (W) the unamortized discount on those certain subordinated notes issued by the Company dated November, 2002 (the “Subordinated Notes”), (X) reasonable legal and accounting fees incurred by the Company in connection with the transactions contemplated hereby up to a maximum aggregate amount of $100,000, provided, however, that such fees in excess of such maximum shall be Permitted Items if Gene Logic has approved such fees, in writing (including by electronic mail with confirmation of receipt), in advance, by Gene Logic’s chief financial officer, (Y) amounts expended by the Company for build out of its animal holding facilities, laboratory facilities and additional office space, not to exceed $585,000 in the aggregate (the “Build Out Expenses”), to the extent that such amounts result in a corresponding accretion to the Company’s fixed assets, and (Z) any other expenses or expenditures expressly approved in writing (including by electronic mail with confirmation of receipt) in advance by Gene Logic’s chief financial officer.

                         (iii)     The “Per Share Price” shall be the quotient obtained by dividing (A) the sum of (x) $52,017,093 and (y) the sum of the products of each Option Share multiplied by its respective exercise price (the “Aggregate Option Exercise Price”) less (z) the Net Assumed Liabilities Adjustment, if any, by (B) the sum of the Outstanding Company Shares and the Option Shares.

                         (iv)     The “Per Option Share Price” for a given Option Share shall be equal to the Per Share Price less the exercise price of the respective Option Share. The “Aggregate Option Share Price” shall be the sum of the Per Option Share Prices for all Option Shares.

                         (v)     The “Per Share Merger Consideration” shall be equal to the quotient obtained by dividing the Aggregate Merger Consideration by the number of Outstanding Company Shares.

                         (vi)     The Per Option Share Price will be paid in cash. Of the Per Share Merger Consideration, 50% (subject to adjustment to the extent adjustments are made pursuant to Section 1.5(b)(viii) below) will be paid in cash (the “Per Share Cash Consideration”) and 50% (subject to adjustment to the extent adjustments are made pursuant to Section 1.5(b)(viii) below) will be issued in shares of Gene Logic common stock, par value $0.01 per share (the “Gene Logic Common Stock”) (the “Per Share Stock Consideration”). The “Aggregate Cash Consideration” shall be equal to the product of the Per Share Cash Consideration times all the Outstanding Company Shares. The “Aggregate Stock Consideration” shall be equal to the sum of the Per Share Stock Consideration for all Outstanding Company Shares. The number of shares of Gene Logic Common Stock issuable in respect of each Outstanding Company Share shall be equal to the quotient (the “Final Exchange Ratio”) of the Per Share Stock Consideration divided by the “Adjusted Closing Price” defined below.

                         (vii)     The “Closing Stock Price” shall be the average of the closing sale prices of a share of Gene Logic Common Stock as reported on The Nasdaq National Market for the period of 10 consecutive trading days ending on the trading day immediately preceding the Effective Time. The “Adjusted Closing Price” shall be determined as follows:

                                        (A)     If the Closing Stock Price is $5.21 or greater, but less than or equal to $8.07, the Adjusted Closing Price shall be the Closing Stock Price.

                                        (B)     If the Closing Stock Price is greater than $8.07 and less than $11.27, the Adjusted Closing Price shall be equal to the sum of (A) $8.07, and (B) the quotient obtained by dividing the difference between the Closing Stock Price and $8.07, by 2.

                                        (C)     If the Closing Stock Price is $11.27 or greater, the Adjusted Closing Price shall be equal to $9.67 multiplied by the quotient of the Closing Stock Price divided by $11.27.

                                        (D)     If the Closing Stock Price is less than $5.21, but greater than or equal to $3.73, the Adjusted Closing Price shall be equal to the sum of (A) the Closing Stock Price and (B) the quotient obtained by dividing the difference between $5.21 and the Closing Stock Price, by 2.

                                        (E)     If the Closing Stock Price is less than $3.73, the Agreement may be terminated by either Gene Logic or the Company in accordance with Section 8.1(k) or Gene Logic and the Company may agree to renegotiate the Adjusted Closing Price for up to 30 days, after which, if Gene Logic and the Company are unable to come to an agreement with respect to the Adjusted Closing Price, the Agreement will automatically terminate in accordance with Section 8.2.

                         (viii)     If as a result of the calculation in Section 1.5(b)(vii) the Adjusted Closing Price is computed pursuant to Section 1.5(b)(vii)(B), (C) or (D), then the Per Share Cash Consideration and the Per Option Share Price shall be adjusted pursuant to the following set of calculations:

                                        (A)     The Final Exchange Ratio, as previously determined, shall be multiplied by the Outstanding Company Shares, and the product shall be multiplied by the actual Closing Stock Price (such product shall be referred to as the “Aggregate Stock Value”).

                                        (B)     Thereafter, the Aggregate Stock Value shall be added to the unadjusted Aggregate Cash Consideration and the unadjusted Aggregate Option Share Price and such sum shall be referred to as the “Final Total Consideration.”

                                        (C)     Thereafter, the Final Total Consideration shall be added to the Aggregate Option Exercise Price, the sum of which shall be divided by the sum of the Outstanding Company Shares and the Option Shares (such quotient shall be referred to as the “Adjusted Per Share Price”).

                                        (D)     The “Adjusted Per Option Share Price” for a given Option Share shall be equal to the Adjusted Per Share Price less the exercise price of the respective Option Share. The “Adjusted Aggregate Option Share Price” shall be the sum of the Adjusted Per Option Share Prices for all Option Shares.

                                        (E)     If the Adjusted Aggregate Option Share Price is greater than the Aggregate Option Share Price, then such difference shall be subtracted from the Aggregate Cash Consideration. If the Aggregate Option Share Price is greater than the Adjusted Aggregate Option Share Price, then such difference shall be added to the Aggregate Cash Consideration. The Aggregate Cash Consideration, as so increased or decreased, shall be referred to as the “Adjusted Aggregate Cash Consideration.”

                                        (F)     Thereafter, the Adjusted Aggregate Cash Consideration shall be divided by the Outstanding Company Shares and such quotient shall be referred to as the “Adjusted Per Share Cash Consideration.”

                                        (G)     The Adjusted Per Share Cash Consideration shall be paid in cash in lieu of the Per Share Cash Consideration referenced in Section 1.5(b)(vi) and the Adjusted Per Option

Share Price shall be paid in cash in lieu of the Per Option Share Price referenced in Section 1.5(b)(vi).

                                        (H)     References to “Per Share Price,” “Per Option Share Price,” “Aggregate Option Share Price,” “Aggregate Cash Consideration” and “Per Share Cash Consideration” (all such terms together with Aggregate Merger Consideration and Per Share Merger Consideration are collectively referred to as the “Terms”) shall be deemed to refer to “Adjusted Per Share Price,” “Adjusted Per Option Share Price,” “Adjusted Aggregate Option Share Price,” “Adjusted Aggregate Cash Consideration” and “Adjusted Per Share Cash Consideration,” (all such terms together with Aggregate Merger Consideration and Per Share Merger Consideration, as adjusted pursuant to the next two sentences, are collectively referred to as the “As Adjusted Terms”) respectively, other than with respect to this Section 1.5(b). “Aggregate Merger Consideration” shall mean, other than with respect to this Section 1.5(b), Final Total Consideration less Adjusted Aggregate Option Share Price. “Per Share Merger Consideration” shall mean, other than with respect to this Section 1.5(b), the quotient of (Final Total Consideration less Adjusted Aggregate Option Share Price) divided by the Outstanding Company Shares. The Terms or As Adjusted Terms, as applicable, shall initially be calculated as of the Closing. If a Net Assumed Liabilities Adjustment is thereafter required by Section 6.2(a), the Terms or As Adjusted Terms, as applicable, shall be recalculated pursuant to Sections 1.5(b)(i) through (viii)(G), using such Net Assumed Liabilities Adjustment, and the Terms or As Adjusted Terms, as applicable, shall thereafter mean the Terms or As Adjusted Terms, as applicable, as so, finally, recalculated, other than with respect to this Section 1.5(b). The applicable Terms or As Adjusted Terms, as the case may be, shall be the ones calculated as of the Closing or as a result of the Net Assumed Liabilities Adjustment, as the context of this Agreement requires.

               (c)     At the Effective Time, (i) all Outstanding Company Shares shall automatically be cancelled and retired and shall cease to exist, and all holders of Outstanding Company Shares shall cease to have any rights as stockholders of the Company, (ii) all Company Options outstanding as of the Effective Time shall automatically be terminated and retired and shall cease to exist, and all Option Holders shall cease to have any rights as such and (iii) the stock transfer books of the Company shall be closed. No further transfers of any shares of Company Common Stock and no further transfers or exercises of Company Options shall be made after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (each, a “Company Stock Certificate” and collectively, the “Company Stock Certificates”) or valid evidence of a Company Option is presented to the Surviving Corporation or Gene Logic, such Company Stock Certificate or other evidence shall be cancelled and shall be exchanged as provided in this Section 1.5 and in Sections 1.6 and 1.7 below.

     1.6     Required Deliveries and Ancillary Agreements.

               (a)     Initial Deposit of Aggregate Cash Consideration, Aggregate Stock Consideration and Aggregate Option Share Price by Gene Logic in Exchange Fund with Transfer Agent. No later than the Closing Date, Gene Logic shall deposit with or deliver to, as the case may be, Mellon Investor Services LLC, the transfer agent and exchange agent (the “Transfer Agent”), for the benefit of the Stockholders and the Option Holders (each, a “Securityholder” and, collectively, the “Securityholders”), (i) cash representing the Aggregate Cash Consideration and the Aggregate Option Share Price, in each case less the Escrow Cash and the portion of the Indemnification Expense Cash equal to 0.05% of the sum of the Aggregate Cash Consideration and the Aggregate Option Share Price, and irrevocable instructions regarding the distribution thereof, which instructions shall be subject to amendment by Gene Logic after receipt by Gene Logic of any additional distribution instructions from the Company and subject to the provisions of Section 1.6(d) and (ii) irrevocable instructions regarding the issuance of the Aggregate Stock Consideration less the Escrow Shares and the portion of Indemnification Expense Cash equal to 0.05% of the Aggregate Stock Consideration, which instructions shall be subject to amendment by Gene Logic after receipt by Gene Logic of any additional distribution instructions from the Company and subject to the provisions of Section 1.6(d), all in accordance with the terms hereof (collectively, the “Exchange Fund”).

               (b)     Initial Deposit of Escrow Cash and Escrow Shares by Gene Logic in Escrow Fund with Escrow Agent. To secure certain indemnification obligations of the Securityholders pursuant to Article 9 hereof, by no later than the Closing Date, Gene Logic shall (i) wire to the Escrow Agent, cash equal to 5% of the sum of the Aggregate Cash Consideration and the Aggregate Option Share Price (the “Escrow Cash”) and (ii) dispatch to the Escrow Agent or instruct that the Transfer Agent issue and dispatch to the Escrow Agent, by reputable overnight courier, a certificate, in the name of the Escrow Agent for the benefit of the Stockholders, for that number of shares of Gene Logic Common Stock equal to 5% of the Aggregate Stock Consideration (based on the Adjusted Closing Price) (the “Escrow Shares” and collectively with the Escrow Cash, the “Escrow Fund”).

               (c)     Mailing by Transfer Agent to Stockholders. As soon as reasonably practicable after the Effective Time, Gene Logic shall cause the Transfer Agent to mail to each Stockholder (i) a letter of transmittal in customary form and containing such provisions as Gene Logic and the Company may reasonably specify (including (A) a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon receipt of such Company Stock Certificates by the Transfer Agent, (B) a request for a stock power endorsed in blank, and (C) a request for instructions as to the name, address and social security number of each registered holder; if different, the name or names to be reflected on the certificates for shares of Gene Logic Common Stock representing the respective holder’s share of the Aggregate Stock Consideration and the denominations of all such certificates; if different, the name or names to be reflected on the checks issuable in payment of the Aggregate Cash Consideration), and (ii) instructions for use in effecting the surrender of Company Stock Certificates or otherwise effecting the Stockholder’s exchange of Company Common Stock for his, her or its portion of the Aggregate Merger Consideration.

               (d)     Distribution Instructions to Transfer Agent. No later than three business days following the Closing Date, the Company shall deliver to Gene Logic and the Transfer Agent instructions, in substantially the form required by the Transfer Agent (the “Distribution Instructions”), as to distribution of the Aggregate Cash Consideration, the Aggregate Stock Consideration and the Aggregate Option Share Price (in each case taking into account the possibility of an additional escrow for any unresolved Disputed Items pursuant to Sections 1.6(j) and 6.2(a)(iii) hereof) (which Distribution Instructions shall be subject to review by Gene Logic), including, without limitation, the name and address of each registered holder and the allocation of such Aggregate Cash Consideration, Aggregate Stock Consideration and Aggregate Option Share Price. The Parties understand and acknowledge that the Distribution Instructions are subject to the Net Assumed Liabilities Adjustment as provided in Section 1.5 hereof.

               (e)     Receipt by Securityholders of Consideration Upon Presentation of Certain Documents, etc. Subject to surrender of a Company Stock Certificate to the Transfer Agent and/or compliance with the instructions sent by the Transfer Agent, together with a duly executed letter of transmittal, a stock power endorsed in blank (or, in the case of an Option Holder, upon delivery of a completed and executed Optionee Release Agreement) and/or such other documents as may be reasonably required by the Transfer Agent or Gene Logic, including those documents set forth in or requested pursuant to Section 1.6(c) above, and subject to the prior delivery by the Company to Gene Logic and the Transfer Agent of each of the items enumerated in Section 1.6(d) above, at the Effective Time, (A) each Stockholder shall be entitled to receive in exchange therefor his, her or its portion of the Aggregate Merger Consideration pursuant to the terms hereof, (B) all Company Stock Certificates so surrendered shall be immediately cancelled and (C) each Option Holder shall be entitled to receive in exchange therefor his, her or its portion of the Aggregate Option Share Price, all in accordance with and subject to the terms of this

Agreement. Until the Company Stock Certificate is surrendered or the Securityholder otherwise complies with the instructions contemplated by Section 1.6(c) or the Option Release Agreement is delivered, as the case may be, (X) each share of Company Common Stock held by each Stockholder shall be deemed, from and after the Effective Time, to represent only the right to receive the holder’s portion of the Aggregate Merger Consideration and of any distribution or dividend with respect to the Gene Logic Common Stock included therein the record date for which is after the Effective Time and (Y) each Company Option held by an Option Holder shall be deemed, from and after the Effective Time, to represent only the right to receive the holder’s portion of the Aggregate Option Share Price, all in accordance with and subject to the terms of this Agreement. If any Company Stock Certificate(s) shall have been lost, stolen or destroyed, Gene Logic may, in its discretion and as a condition precedent to the issuance of any certificate representing Gene Logic Common Stock or the payment of any cash portion of the Aggregate Merger Consideration, require the owner of such instrument to provide an appropriate affidavit as indemnity against any claim that may be made against Gene Logic or the Surviving Corporation with respect thereto, and, in such case, upon receipt and verification of the required documents, Gene Logic or the Transfer Agent, as the case may be, will issue, in exchange for such lost, stolen or destroyed instrument, the Stockholder’s portion of the Aggregate Merger Consideration.

               (f)     Gene Logic Dividends and Distributions. No dividends or other distributions declared or made with respect to Gene Logic Common Stock with a record date after the Effective Time shall be paid to any Stockholder who fails to surrender his, her or its Company Stock Certificate(s), or other documentation as required hereby, with respect to the shares of Gene Logic Common Stock that such holder has the right to receive in the Merger until such Stockholder surrenders such Company Stock Certificate and/or submits such other documentation in accordance with this Section 1.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar legal requirements, to receive all such dividends and distributions, without interest).

               (g)     Undistributed Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Securityholders as of the date 180 days after the Effective Time shall be delivered to Gene Logic upon demand, and any Stockholders who have not theretofore surrendered their Company Stock Certificates and any Option Holders who have not theretofore submitted the documentation required, in each case in accordance with this Section 1.6, shall thereafter look only to Gene Logic for satisfaction of their claims for the portion of Aggregate Merger Consideration or Aggregate Option Share Price to which such Stockholder or Option Holder otherwise is entitled pursuant hereto.

               (h)     Deductions and Withholdings. Each of Gene Logic and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Stockholder or Option Holder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. For purposes of this Agreement, the term “Person” shall mean any natural person, limited liability company, partnership, trust, corporation, business, group, Governmental Authority or other entity.

               (i)     Escheat. Neither Gene Logic nor the Surviving Corporation shall be liable to any Stockholder, Option Holder or other Person with respect to any shares of Gene Logic Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official in compliance (including compliance as to the required time of delivery) with any applicable abandoned property law, escheat law or similar legal requirement.

               (j)     Transfer of Cash and Stock from Exchange Fund to Disputed Claims Escrow Fund. In the event that there are any unresolved Disputed Items pursuant to Section 6.2(a) as of the Resolution Date, the Parties hereby agree that as of, or immediately subsequent to the Resolution Date, Gene Logic shall direct the Transfer Agent to (i) wire to the Escrow Agent cash from the Exchange Fund in an amount equal to a percentage of the Disputed Claims Escrow Fund, which percentage shall be obtained by dividing the sum of the Aggregate Option Share Price and the Aggregate Cash Consideration by the sum of the Aggregate Merger Consideration and the Aggregate Option Share Price, plus a reasonable amount designed to allow the Company to meet its obligations to pay expenses under Section 6.2(a)(iv) and (ii) issue and dispatch to the Escrow Agent from shares of Gene Logic Common Stock held in the Exchange Fund, by reputable overnight courier, a certificate, in the name of the Escrow Agent for the benefit of the Stockholders, for that number of shares of Gene Logic Common Stock (based on the Adjusted Closing Price) equal to a percentage of the Disputed Claims Escrow Fund, which percentage shall be obtained by dividing the Aggregate Stock Consideration by the sum of the Aggregate Merger Consideration and the Aggregate Option Share Price.

               (k)     Transfer by Gene Logic to Securityholders’ Escrow Account of Indemnification Expense Cash. On the Closing Date, Gene Logic shall wire to an account designated by the Securityholders’ Representative (the “Securityholders’ Escrow Account”) an amount in cash equal to 0.05% of the sum of the Aggregate Merger Consideration and the Aggregate Option Share Price (the “Indemnification Expense Cash”). The Indemnification Expense Cash shall be held by the Securityholders’ Representative in escrow in the Securityholders’ Escrow Account as a source of funds for the payment of expenses, including legal expenses, incurred in connection with the prosecution, defense, settlement or negotiation of any claim for indemnification hereunder, or any disputes relating thereto, brought by or against the Securityholders’ Representative. In no event shall the Indemnification Expense Cash be used to pay indemnification claims brought against the Securityholders’ Representative. In the event any funds remain in the Securityholders’ Escrow Account at the end of the period ending on the 18 month anniversary of the Closing Date, the Securityholders’ Representative shall disburse such amounts from escrow to the Securityholders in accordance with their respective portions of the Indemnification Expense Cash (based on the portion of the Indemnification Expense Cash attributed to each Securityholder pursuant to the Distribution Instructions provided to Gene Logic by the Company pursuant to this Agreement, which amounts shall be in proportion to the Aggregate Merger Consideration and Aggregate Option Share Price to which such Securityholder would be entitled at Closing), unless there are unresolved claims for indemnification outstanding on such date, in which case, to the extent any funds remain in the Securityholders’ Escrow Account upon resolution of such outstanding claims, such funds shall be disbursed to the Securityholders as previously provided in this sentence.

               (l)     Transfer from Exchange Fund to Gene Logic of Excess Amounts Paid In Event of Net Assumed Liabilities Adjustment. If there is a Net Assumed Liabilities Adjustment and no Disputed Claims Escrow Fund is required under the operation of Section 6.2(a)(iii), then the excess Aggregate Cash Consideration, Aggregate Option Share Price and Aggregate Stock Consideration, respectively (in each case as calculated comparing such amounts prior to the Net Assumed Liabilities Adjustment with such respective amounts as finally adjusted after the Net Assumed Liabilities Adjustment), shall be distributed from the Exchange Fund by the Transfer Agent to Gene Logic in cash and in shares of Gene Logic Common Stock (based upon the Adjusted Closing Price) in an amount equal to the aggregate amount of such excess.

               (m)     Transfer from Escrow Fund to Securityholders In Event of Net Assumed Liabilities Adjustment. If there is a Net Assumed Liabilities Adjustment, then a certain amount of cash and a certain number of shares of Gene Logic Common Stock (valued at the Adjusted Closing Price) shall be released from the Escrow Fund and deposited with or delivered to, as the case may be, the

Transfer Agent, for the benefit of the Securityholders and for distribution to the Securityholders in accordance with the Distribution Instructions, so that the aggregate amount of cash that would have been deposited in the Escrow Fund, had the Net Assumed Liabilities Adjustment been determined on the Closing Date, is equal to 5% of the sum of the Aggregate Cash Consideration and the Aggregate Option Share Price, and the aggregate number of shares of Gene Logic Common Stock (based upon the Adjusted Closing Price) that would have been deposited in the Escrow Fund, had the Net Assumed Liabilities Adjustment been determined on the Closing Date, is equal to 5% of the Aggregate Stock Consideration.

     1.7     Payment of Merger Consideration.

               (a)     After the Effective Time and as soon as reasonably practicable following receipt by the Transfer Agent, with respect to each Securityholder, of all items required to be delivered pursuant to Section 1.6 hereof, Gene Logic shall cause the Transfer Agent, after deduction of the Escrow Cash, Escrow Stock and Indemnification Expense Cash (and any amounts to be deposited into the Disputed Claims Escrow Fund pursuant to Section 1.6(j) and 6.3(a)(iii) hereto), to deliver to each Stockholder and each Option Holder, as the case may be, (A) a check issued in accordance with the Distribution Instructions in payment of the portion of the Aggregate Cash Consideration then payable to such Stockholder, (B) a check issued in accordance with the Distribution Instructions in payment of the portion of the Aggregate Option Share Price then payable to such Option Holder, and (C) certificate(s) representing the portion of the Aggregate Stock Consideration then payable to such Stockholder, in each case pursuant to the terms hereof.

               (b)     All cash amounts due and payable pursuant to the terms of this Agreement shall be rounded to the nearest whole cent, provided, that, in the case of a half cent, the cash amount shall be rounded up to the next whole cent. No fraction of a share of Gene Logic Common Stock will be issued in connection with the Merger or any of the transactions contemplated herein. In lieu of such issuance, all shares of Gene Logic Common Stock issued to the Stockholders shall be rounded to the closest whole share of Gene Logic Common Stock, with half shares rounded up to the next whole number of shares.

     1.8     Appraisal Rights.

               (a)     Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a stockholder who, as of the Effective Time, has not effectively withdrawn or lost (through failure to perfect or otherwise) appraisal or dissenters’ rights pursuant to Subtitle 2 of Title 3 [§§3-201 et seq.] of the MGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive any of the Aggregate Merger Consideration pursuant to this Article 1, but the holder thereof shall only be entitled to such rights as are granted by such provisions of the MGCL.

               (b)     Notwithstanding the provisions of Section 1.8(a), if, after the Effective Time, any holder of Dissenting Shares shall effectively withdraw or lose the right to appraisal, then, as of the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the portion of the Aggregate Merger Consideration allocable to such shares pursuant to this Article 1, without interest thereon, upon surrender of the Company Stock Certificate(s) representing such shares and the other documents required pursuant to Section 1.6 hereof.

               (c)     The Company shall give Gene Logic prompt notice of any written demands for appraisal with respect to any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the MGCL (including without limitation instruments concerning appraisal or dissenters’ rights) and received by the Company prior to the Effective Time. The Company shall not, except with the prior written consent of Gene Logic, voluntarily make any payment with respect to, or offer to settle, any such demands.

     1.9     Merger Sub Stock. All of the shares of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately thereafter.

ARTICLE 2. CLOSING

     2.1     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Venable, Baetjer, Howard & Civiletti, LLP in Washington, D.C. commencing at 10:00 a.m. Eastern time on the later of the third business day following (a) approval of the Merger and this Agreement by the Stockholders or (b) the waiver or satisfaction of each of the other Closing conditions specified in Article 7 hereof, or at such other place, time and date as the Parties may mutually agree (the “Closing Date”). The Parties presently expect the Closing Date to be on or about April 1, 2003. Contemporaneously with the Closing, properly executed articles of merger conforming to the requirements of the MGCL, a form of which is attached hereto as Exhibit A, shall be filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) and a properly executed certificate of merger conforming to the requirements of the DGCL, a form of which is attached hereto as Exhibit B, shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective at the later of: (a) the time such articles of merger are filed with the SDAT and the SDAT provides to the Parties a copy of such articles stamped “filed” by the SDAT by facsimile, by making an image of such file-stamped copy available on its website, or by any other acceptable means, (b) the time such certificate of merger is filed with the Delaware Secretary of State and such Secretary of State provides to the Parties a copy of such certificate stamped “filed” by the Delaware Secretary of State by facsimile, by making an image of such file-stamped copy available on its website, or by any other acceptable means, or (c) such date and time as is specified to be the Effective Date in such articles of merger and certificate of merger (the “Effective Time”).

     2.2     Deliveries at the Closing. At the Closing, (i) the Company shall deliver to Gene Logic the various agreements, certificates, instruments and documents referred to in Section 7.2(g) below, and (ii) Gene Logic and Merger Sub shall deliver to the Company the various agreements, certificates, instruments and documents referred to in Section 7.3(c) and (d) below.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to Gene Logic and the Merger Sub to enter into this Agreement and consummate the Merger, the Company makes the following representations and warranties to each of Gene Logic and the Merger Sub:

     3.1     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is not qualified as a foreign corporation in any other state or jurisdiction. The failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets (including without limitation intangible assets), liabilities, financial condition, or results of operations of the Company (a “Company Material Adverse Effect”). Schedule 3.l contains a list of all jurisdictions in which the Company (1) has an office, (2) has employees working outside of the Company’s offices or from home or

(3) files a Tax Return, and indicating which of such circumstances apply to each such jurisdiction. The Company has delivered to Gene Logic complete and correct copies of its charter and bylaws, each as amended to date (collectively, the “Company Charter Documents”) The Company is not in default under or in violation of any of the Company Charter Documents.

     3.2     Authorization; Validity.

               (a)     The Company has the corporate power and authority to enter into and deliver this Agreement and to effect the transactions contemplated hereby. The Merger and the execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by all necessary action on the part of the Company, except for the approval of the Stockholders required by Section 3.2(c). This Agreement has been duly executed and delivered by the Company and, subject to the approval of the Stockholders required by Section 3.2(c), is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

               (b)     The Board of Directors of the Company has unanimously declared the Merger advisable and recommended to the Stockholders that the Stockholders vote in favor of the adoption of this Agreement and the Merger and has directed that this Agreement and the Merger be submitted to the Stockholders for their approval.

               (c)     As of the Closing, the Stockholders shall have duly adopted and approved this Agreement, the Merger and the transactions contemplated hereby. The affirmative vote or the consent of the holders of two-thirds (2/3) of all the shares of Company Common Stock issued and outstanding on the record date for such vote or consent is the vote or consent of the holders of the Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

     3.3     Capitalization of the Company.

               (a)     The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 4,953,612 shares are issued and outstanding as of the date hereof. Except for changes in the number of outstanding shares of Company Common Stock after the date hereof, as a result of any exercise of Company Warrants or Company Options, 4,953,612 such shares will be outstanding on the Closing Date (the shares outstanding on the Closing Date being referred to herein as “Outstanding Shares”). The Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and, to the knowledge of the Company, beneficially, by the Stockholders, in the respective amounts set forth on Schedule 3.3. Schedule 3.3 sets forth the address of record of each of the Securityholders. All of the Outstanding Shares were, to the knowledge of the Company, offered, and were issued, sold and delivered, by the Company in compliance with all applicable state and federal securities laws. None of such shares was issued in violation of any preemptive rights created by statute, by the Company Charter Documents or by any agreement to which the Company was or is bound.

               (b)     The Company has issued and outstanding Warrants to Purchase Common Stock representing the right to purchase an aggregate of 126,864 shares of Common Stock (the “Warrant Shares”); the Company currently has reserved an aggregate of up to 2,000,000 shares of its Common Stock for issuance pursuant to the TherImmune Stock Option Plan; and, the Company currently has 115,918 shares of its Common Stock available for issuance under the TherImmune Stock Option Plan. Upon exercise of the

Warrants to Purchase Common Stock, there shall be no warrants to purchase Company Common Stock outstanding. As of the date hereof, a total of 1,884,082 shares of Company Common Stock are subject to outstanding options pursuant to the TherImmune Stock Option Plan. Schedule 3.3 lists, as of the date hereof, by holder, the issued and outstanding Warrants to Purchase Common Stock, the issued and outstanding options pursuant to the TherImmune Stock Option Plan, and the number of shares of Company Common Stock which such holder has the right to acquire, and the respective exercise prices thereof and such Schedule shall be supplemented with respect to such information as of the date of Closing. Other than the issued and outstanding shares of Company Common Stock owned by the Stockholders, the Company Warrants, the Company Options and other arrangements or agreements, in each case as set forth on Schedule 3.3, there are no issued and outstanding shares of Company Common Stock, preferred stock or any other equity securities of the Company, options, warrants, calls, conversion rights, preemptive rights, commitments or agreements of any character to which the Company or, to the knowledge of the Company, any Stockholder, is a party or by which the Company is bound that obligate or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock, preferred stock or other equity securities of the Company or that obligate or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, preemptive right, commitment or agreement. No former holder of any option, warrant or other right to purchase any securities of the Company shall have any claim or cause of action against the Company, the Surviving Corporation or Gene Logic as a result of, arising from, or relating to (i) any such option, warrant or other rights or (ii) the exercise, cancellation or termination of such option, warrant or other right. Other than as set forth on Schedule 3.3, the letter agreement dated January 23, 2003, the Voting Agreement and this Agreement, there are no outstanding arrangements, agreements, or commitments of any kind to which the Company is a party relating to the voting, issuance, purchase, redemption, or repurchase, or, to the knowledge of the Company, relating to the transfer, of any capital stock of the Company or any other securities of the Company, all of which arrangements, agreements or commitments shall have been terminated prior to or in connection with the Closing, provided, however, that any agreements referenced in Section 6.1(l) shall have been amended as provided thereby. Other than as provided in or contemplated by this Agreement, the Company is not, nor, to the knowledge of the Company, is any Stockholder, a party or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any capital stock or securities of the Company. Immediately after the Effective Time, as a result of the transactions contemplated by this Agreement, (i) no shares of capital stock of the Company shall be issued and outstanding, and (ii) to the Company’s knowledge, subject to the Surviving Corporation’s certificate of incorporation and bylaws and any Liens resulting from actions taken by Gene Logic, (A) assuming that Gene Logic is the record and beneficial owner of Merger Sub as of immediately prior to the Effective Time and there are no rights to acquire equity in the Merger Sub outstanding, Gene Logic will own free and clear of any and all pledges, security interests, voting or transfer restrictions, liens, encumbrances and claims of any kind (“Liens”), and Gene Logic will be the record and beneficial owner of, all issued and outstanding shares of capital stock of the Surviving Corporation, and (B) no rights to acquire capital stock of the Company or the Surviving Corporation (arising out of rights to acquire capital stock of the Company) shall be outstanding.

     3.4     Subsidiaries and Equity Interests. The Company has no (and has never had any) subsidiaries and, except as set forth on Schedule 3.4, does not presently own, of record or beneficially, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a party to any joint venture, partnership or other entity.

     3.5     No Conflicts. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not:

               (a)     conflict with, or violate any provision of, the Company Charter Documents;

               (b)     except as set forth on Schedule 3.5, conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation or imposition of any lien, material charge or encumbrance on any of the assets or properties of the Company, in each case pursuant to any material agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its properties or assets is bound or affected; or

               (c)     conflict with or result in a violation of any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to the Company or by which any of its properties or assets is bound or affected.

     3.6     No Defaults. Except for such defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company is not, and to its knowledge will not with the passage of time, be in default or violation of any term, condition or provision of (i) any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to the Company or any of its properties or assets or (ii) any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or its properties or assets is bound or affected.

     3.7     Required Governmental Filings and Consents. Except as set forth on Schedule 3.7, the execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company, will not require any consent, approval, authorization or permit by the Company of, or filing by the Company with or notification by the Company to, any United States, federal, state, territory, municipal or local, or any foreign, government, governmental, regulatory or administrative authority, agency, commission, or department or any department, agency or instrumentality of any of the foregoing, or any court, tribunal or judicial or arbitral body (each, a “Governmental Authority” and collectively, the “Governmental Authorities”).

     3.8     Financial Statements; Books and Records.

               (a)     Schedule 3.8 includes complete and correct copies of the audited Balance Sheets of the Company as of December 31, 2002 and 2001 and audited statements of operations, cash flows and stockholders’ equity for the Company for the years ended December 31, 2002 and 2001 (collectively, the “2002 Audited Financial Statements”). No later than seven days following the last day of each calendar month commencing with February 2003), the Company shall deliver to Gene Logic a complete and correct copy of the unaudited balance sheet for the Company (in each case, the “Interim Balance Sheet”) as of the last day of such month (in each case, the “Interim Balance Sheet Date”), together with unaudited statements of operations, cash flows and stockholders’ equity for the Company for the interim period from January 1, 2003 to the Interim Balance Sheet Date (together with the Interim Balance Sheet, the “Interim Financials”) and, no later than seven days following the Closing Date, the Company shall provide to Gene Logic a complete and correct copy of the unaudited balance sheet for the Company as of the close of business on the Closing Date, which balance sheet shall be subject to review and revision in accordance with Section 6.2(a) hereof (as so revised, the “Closing Date Balance Sheet”, and the Closing Date Balance Sheet, the Interim Financials and the 2002 Audited Financial Statements being referred to collectively as the “Company Financial Statements”).

               (b)     Except that the Interim Financials do not, and the Closing Date Balance Sheet will not, include footnotes, the Company Financial Statements have been, or will have been as of the date of delivery (subject to adjustment in the case of the Closing Date Balance Sheet as provided in Section 6.2(a) hereof), prepared in accordance with U.S. generally accepted accounting principles applied consistently throughout the periods involved, and in accordance with the Company’s past practices (“GAAP” except that in the case of Gene Logic, “GAAP” shall mean in accordance with U.S. generally accepted accounting principles applied consistently throughout the periods involved, and in accordance with the Gene Logic’s past practices) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, and include, in the case of the 2002 Audited Financial Statements, all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The 2002 Audited Financial Statements have been prepared in accordance with GAAP and include an opinion issued by Reznick, Fedder and Silverman, independent certified public accountants, stating that the respective 2002 Audited Financial Statements fairly present, in all material respects, the financial position of the Company as of the end of the respective periods and the results of its operations, changes in stockholder’s equity and its cash flows for the respective years then ended, in conformity with GAAP. The Company Financial Statements are, and as to those delivered after the date of this Agreement, when delivered will be, correct and complete in all material respects, and are and will be consistent with the Company’s books and records. Since December 31, 2002, there have been no material changes in the Company’s accounting policies that are not required by GAAP, and any changes are listed on Schedule 3.8.

               (c)     The 2002 Audited Financial Statements have been prepared in accordance with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”), and the Company will, and will use its reasonable efforts to cause Reznick, Fedder and Silverman to, provide such financial statements, reports and consents with respect to the Company as Gene Logic reasonably requests to comply with the requirements of the SEC in connection with Gene Logic’s required filings.

               (d)     The stock record books in all respects, and the books of account and other records of the Company in all material respects, all of which have been made available to Gene Logic, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain records that are accurate and complete of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

     3.9     Liabilities and Obligations.

               (a)     The Company has no Liabilities, except for Liabilities:

                         (i)     reflected on the 2002 Audited Financial Statements or the Interim Balance Sheet and not paid or discharged prior to the date hereof;

                         (ii)     incurred since the date of the latest Interim Balance Sheet in the ordinary course of business consistent with past practice;

                         (iii)     incurred pursuant to the prior written consent of Gene Logic and listed on Schedule 3.9, which Schedule sets forth the nature of each Liability listed thereon and to whom such Liability is owed;

                         (iv)     incurred as Build Out Expenses in accordance with Section 1.5(b)(ii)(Y);

                         (v)     incurred in connection with the unamortized discount on the Subordinated Notes; or

                         (vi)     incurred in connection with the transactions contemplated hereby.

               (b)     As of the Closing Date, the Company shall have no Liabilities except for Liabilities reflected on the Closing Date Balance Sheet.

               (c)     In the case of those Liabilities which are not fixed or contested, a reasonable estimate, to the extent required by GAAP, is or will be, in the case of the Closing Date Balance Sheet, included in the 2002 Audited Financial Statements, the Interim Balance Sheet and the Closing Date Balance Sheet, as applicable. The Company has made or in the case of the Closing Date Balance Sheet will make, with respect to all Company Financial Statements, adequate provision for all known Liabilities to the extent required by GAAP. The Company has listed on Schedule 3.9 any potential Liabilities which are not required to be listed in accordance with GAAP, but which reasonably could be material, are known to the Company, are not incurred in the ordinary course of business, are not a liability under a contract (other than a breach or default), and are not an oral non-credible employee complaint.

               (d)     For purposes of this Section 3.9 and Section 4.9 hereof, the term “Liabilities” shall include without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, inchoate or not, liquidated or unliquidated, secured or unsecured, required to be reflected on a balance sheet prepared in accordance with GAAP.

     3.10    Accounts and Notes Receivable. The receivables, including unbilled accounts receivable, shown on the balance sheets included in the Company Financial Statements were, and those to be shown any Interim Balance Sheets and the Closing Date Balance Sheet, will be, incurred in the ordinary course of business and will have been collected or are collectible in the book amounts thereof. The Company uses the allowance method to account for uncollectible accounts receivable, and such procedure is permitted under GAAP and is consistent with the past practices of the Company. None of the receivables is subject to any right of offset, recoupment, set off or counterclaim and the Company has no knowledge of any facts or circumstances (whether asserted or unasserted) that could reasonably give rise to any such claim. Receivables which are contingent upon the performance by the Company of any obligation or contract are accounted for as required by GAAP. Except as set forth on Schedule 3.10, no Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

     3.11    Permits, Licenses and Compliance.

               (a)     Except as set forth on Schedule 3.11(a), the Company owns or holds all licenses, franchises, permits, titles, certificates and other applicable governmental authorizations, including without limitation, all Company Environmental Authorizations, required to conduct its business as now being conducted and will obtain between signing and Closing to the extent required, in a timely manner, all other licenses, franchises, permits, titles, certificates and other applicable governmental authorizations as required during such time period to enable the Company to conduct its business as proposed to be conducted as contemplated by the 2003 budget presented to Gene Logic (the “2003 Company Budget”) and, in each case, as necessary to comply with all applicable laws, rules and regulations of Governmental Authorities, including without limitation the Food and Drug Administration (the “FDA”), the United States Department of Agriculture (the “USDA”), the Environmental Protection Agency (the “EPA”), and analogous agencies of state or local governments (each, a “Company Material Permit” and collectively, the “Company Material Permits”). The Company Material Permits are valid and in full force and effect, and the Company has not received any written notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Company Material Permit. The Company has conducted and is conducting the Company Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Company Material Permits and is not in violation in any material respects of any of the Company Material Permits. Schedule 3.11(a) lists all of the Company Material Permits, and specifically identifies those Company Material Permits, if any, that as a consequence of the consummation of the transactions contemplated hereby shall not remain in effect immediately following the Effective Time. The “Company Business” shall mean the Company’s business as it is now being conducted and as proposed to be conducted by the Company and as contemplated by the 2003 Company Budget.

               (b)     All necessary consents, waivers, approvals, or “change of name agreements” in connection with the Company Material Permits as required in connection herewith, or as are advisable or required, in order that any such Company Material Permits remain in effect without material modification after the Effective Time (“Company Permit Consents”) are listed on Schedule 3.11(b).

               (c)     The Company has conducted and is presently conducting the Company Business in compliance in all material respects with all applicable provisions of federal, state, and local laws and regulations concerning the use of animals in research and in accordance with the National Institutes of Health Public Health Service Policy on the Humane Care and Use of Laboratory Animals, and the U.S. Government Principles for the Utilization and Care of Vertebrate Animals Used in Testing, Research and Training, as that policy and those principles have been adopted from time to time. The Company has received full accreditation from the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) and will continue to take such steps and actions as are necessary to maintain such accreditation. Except as disclosed on Schedule 3.11(c), the Company has not received any unfavorable reports on Form 483 from the FDA or any other unfavorable inspection reports or evaluations from any Governmental Authority.

     3.12    Environmental Matters.

               (a)     Except as set forth on Schedule 3.12, no Hazardous Material is present in the soil or groundwater of any property or part thereof that the Company has at any time owned, operated, occupied, or leased (including both the land and improvements thereon) in amounts or under circumstances that could justify a demand by any Governmental Authority on the Company for investigation, removal, a response action, or other remediation. For purposes of this Agreement, a “Hazardous Material” shall be any animal waste and any material which is defined as a “solid waste,” “infectious waste,” “special medical waste,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic chemical,” “hazardous substance,” “extremely hazardous substance,” “hazardous chemical,” or “pollutant” under the Clean Water Act, the Clean Air Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Pollution Prevention Act of 1990, or the Emergency Planning and Community Right-to-Know Act, as the foregoing are amended, and analogous state and local laws (collectively such laws, together with the regulations promulgated thereunder, shall be referred to as the “Environmental Laws”).

               (b)     Except as set forth on Schedule 3.12, the Company has not transported, stored, used, manufactured, released or exposed its employees or any other Person to any Hazardous Material in violation of any applicable Environmental Law, or arranged for the disposal, discharge, storage or release of any Hazardous Material, except in compliance in all material respects with applicable Environmental Laws.

               (c)     Without limiting in any way the representations made in Section 3.11, all permits, consents, waivers, exemptions, licenses, approvals or other authorizations that are required to be obtained by the Company under the Environmental Laws have been obtained, except where the failure to do so would not have a Company Material Adverse Effect (each a “Company Environmental Authorization” and collectively, the “Company Environmental Authorizations”). Schedule 3.12 lists all of the Company Environmental Authorizations. The Company Environmental Authorizations are valid and in full force and effect, and the Company has not received any written notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Company Environmental Authorization. The Company is in compliance in all material respects with all Company Environmental Authorizations, and with other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. The Company has provided a copy of each Company Environmental Authorization to Gene Logic. To the Company’s knowledge, the Company has not received any notice of any material claim, action, suit, proceeding, hearing or investigation (collectively “Environmental Claims”) against the Company (or against any Person whose liability for any Environmental Claims the Company has retained or assumed either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Company.

               (d)     The Company does not own, operate or maintain, and has not at any time owned, operated or maintained, any underground storage tanks on any property owned, operated, occupied, leased or used by the Company at any time.

     3.13    Real and Personal Property.

               (a)     The Company currently does not own and has never owned any real property.

               (b)     Schedule 3.13(b) sets forth a list of all real property leases or subleases, as amended, to which the Company is a party (each, a “Lease” and collectively, the “Leases”), (correct and complete copies of which Leases have previously been furnished to Gene Logic). The Leases are in full force and effect and have not been amended and neither the Company nor, to the knowledge of the Company, any other party thereto, is in default or breach in any material respect under any such Lease. To the Company’s knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Lease in any material respect, except as set forth on Schedule 3.13(b). To the Company’s knowledge, there is no breach by any other party to such Leases. Except as set forth on Schedule 3.13(b), with respect to each property (and the improvements thereon) subject to or covered by a Lease (a “Leased Premise” and collectively the “Leased Premises”):

                         (i)     Company has valid leasehold interests in the Leased Premises, free and clear of (A) any Liens of any nature whatsoever or (B) any easements or restrictive covenants, other than those that do not or would not affect the use of the building as currently being used, or as presently proposed to be used, by the Company;

                         (ii)     To the knowledge of the Company, the portions of the buildings located on the Leased Premises that are used in the Company Business are each in commercially reasonable repair and condition and, subject to the Company’s build out as presently proposed, of its animal holding facilities, laboratory facilities and additional office space, are in the aggregate sufficient to satisfy the Company’s current and presently and reasonably anticipated (as reflected in the 2003 Company Budget) normal business activities as conducted thereat, and are being used or occupied, and have been used or otherwise occupied since entering into the Leases with respect thereto, by the Company in accordance with and not in violation of the respective terms of the Leases therefore (including any restrictive covenants for office or industrial parks or other developments or similar restrictions referred to in any of the Leases or otherwise applicable to the property subject to the Leases);

                         (iii)     Each of the Leased Premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Company Business as presently conducted at such premises; and (B) to the knowledge of the Company, is served by all utilities in such quantity and quality as are sufficient to satisfy the current requirements of the Company Business;

                         (iv)     The Company has not received written notice of (A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, or (B) any special assessment which may affect any of the Leased Premises;

                         (v)     The Company has no knowledge that any of the Leased Premises fails to conform in any material respect with any requirements of any underlying covenants, conditions, restrictions and encumbrances, any insurance underwriters’ requirements, and any applicable rules, regulations, statutes, ordinances, laws and all building codes (collectively, “Laws”) or that any of the Leased Premises is being used in violation of any Laws;

                         (vi)     To the actual knowledge of the Company (without a duty or obligation to investigate), there are no Laws under active consideration by any Governmental Authority which could require the Company to make any expenditure in excess of $100,000 to modify or improve any Leased Premises, or Leased Premises in the aggregate, to bring them into compliance therewith; and

                         (vii)     The Company has not received any written notice from any insurance company of any material defects or inadequacies in the Leased Premises or any part thereof which would materially adversely affect the insurability of the Leased Premises or increase the premiums for the insurance thereof.

               (c)     Except as set forth on Schedule 3.13(c) and as reflected in the expenses included in the 2003 Company Budget, the Company owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company Business. Except as set forth on Schedule 3.13(c), each such tangible asset which is necessary for, or used in connection with, the Company Business is free from material defects and is in good operating condition and repair (subject to normal wear and tear and repairs and replacements necessary in the ordinary course of business), and is suitable for the purposes for which it presently is used and presently is proposed by the Company (and disclosed to Gene

Logic on or before the Closing Date) to be used by the Company, except that such tangible assets may require repairs and replacement in the ordinary course of business.

               (d)     Except as set forth on Schedule 3.13(d) and as reflected in the expenses included in the 2003 Company Budget, the Company has good and marketable title to all of the assets that it owns that are necessary for the conduct of the Company Business, free from all liens, pledges, security interests, claims and encumbrances of every kind.

     3.14    Material Contracts. Schedule 3.14(a) lists the following contracts and other agreements to which the Company is a party:

               (a)     any agreement (or group of related agreements with the same party) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

               (b)     any agreement (or group of related agreements with the same party) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three months, result in a loss to the Company, or involve consideration in excess of $50,000;

               (c)     any partnership or joint venture agreement;

               (d)     any agreement (or group of related agreements) under which the Company has created, incurred, assumed, secured or guaranteed any indebtedness for borrowed money or extended any credit, or any capitalized lease obligation, in excess of an aggregate of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

               (e)     any interest rate swap agreements or arrangements or agreements relating to derivative securities;

               (f)     any confidentiality agreement which has not expired by its terms;

               (g)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, employees, consultants or agents;

               (h)     any collective bargaining agreement;

               (i)     any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or containing any severance pay or post-employment or post-engagement liabilities or obligations;

               (j)     any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees, consultants, agents or Stockholders outside the ordinary course of business;

               (k)     any agreement under which the consequences of a default or termination would have a Company Material Adverse Effect;

               (l)     any Government Contract that continues to require services to be performed or products to be delivered by the Company;

               (m)     any agreement of indemnification;

               (n)     any agreement or arrangement that requires any payment by or on behalf of the Company to any director or officer of the Company, or any Affiliate (as that term is defined in Rule 144(a) under the Securities Act of 1933, as amended (the “Securities Act”)) thereof, in any capacity;

               (o)     any agreement pursuant to which the Company is obligated to pay any commission(s) or similar fee(s);

               (p)     any agreement pursuant to which the Company has granted, or may grant in the future, to any party, a source code license or option or other right to use or acquire a source code;

               (q)     any noncompetition agreement; or

               (r)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 per annum, whether or not made in the ordinary course of business, except for non-material purchase orders with vendors in the ordinary course of business and except for any such agreement the obligations of which have been completely fulfilled by all parties thereto.

The agreements described at Sections 3.14(a) through (r) above are hereinafter referred to as the “Material Contracts,” of which correct and complete copies have been furnished or made available to Gene Logic, except that copies of purchase or task orders issued by the Company in the ordinary course of business for less than $100,000 have not been provided. Schedule 3.14 sets forth a complete list of any obligation of the Company to pay any commission(s) or similar fee(s), and any right of the Company to receive any commission(s) or similar fee(s), and in each case identifies any agreement with respect to such obligation or right to which the Company is a party or by which its assets or properties are or may be bound. To the knowledge of the Company, none of the Company’s employees is a party to any agreement with any party other than the Company concerning noncompetition.

     Each Material Contract is valid and binding on the Company and is in full force and effect, except as may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and, to the knowledge of the Company, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Schedule 3.14(a) identifies all Material Contracts that contain any liquidated damages, penalty or similar provision and generally describes such provisions. No Material Contract contains a “most favored nation” clause or similar provision entitling the counterparty thereto to the benefits of contract terms granted to any counterparty to any other contract. The Company does not intend to cancel, withdraw, modify or amend any Material Contract and, to the knowledge of the Company, no party to any Material Contract intends to cancel, withdraw, modify or amend any such Contract, except for change orders in the ordinary course of business and consistent with past practices that would not have a Company Material Adverse Effect.

     Schedule 3.14(b) lists all necessary consents, waivers, approvals, “change of name agreements” and/or novation agreements of all parties to any Material Contracts required in connection herewith or required in order that any such Material Contract remain in effect without modification after the consummation of the transactions contemplated under this Agreement (“Company Third Party Consents”). Except as set forth on Schedule 3.14(c), the Surviving Corporation will be permitted to exercise all of the Company’s rights under the Material Contracts, without the payment of any additional amounts or consideration under the terms of the relevant Material Contract as a result of the consummation of the transactions contemplated by this Agreement.

     The Company has given, or will give, notices seeking consent to assignment with respect to the Material Contracts so marked on Schedule 3.14(b), and will address Company Third Party Consents, except for consents under certain Government Contracts listed on Schedule 3.14(d), in each case as required under Section 6.1(i).

     3.15    Intellectual Property.

               (a)     Except as set forth on Schedule 3.15(a), the Company owns or has the right to use pursuant to one or more licenses, sublicenses, agreements or permissions all Intellectual Property necessary for the operation of the Company Business. Except as set forth on Schedule 3.15(a), each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time. Except as set forth on Schedule 3.15(a), the Company has used its best efforts to maintain and protect each item of Intellectual Property that it owns or uses. Without limiting the foregoing, the Company has and enforces a policy requiring each officer, employee, consultant and contractor who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company (i) to execute a proprietary information, confidentiality and assignment agreement that is reasonably sufficient to maintain and protect each item of Intellectual Property that the Company owns or uses or (ii) to become a party to a “work-for-hire” agreement with the Company, in accordance with applicable federal and state law, and each employee, officer, contractor and consultant of the Company who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company executed such a proprietary information, confidentiality and assignment agreement or became a party to such a “work-for-hire” arrangement or agreement.

               (b)     Except as set forth on Schedule 3.15(b), the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and neither the Company nor, to the knowledge of the Company, any of the directors or officers of the Company, has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of third parties. The use of the Intellectual Property owned by the Company does not infringe upon the rights of any other Person. To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

               (c)     Schedule 3.15(c) identifies each patent, copyright, trademark, domain name or other Intellectual Property which the Company has registered or which the Company has applied to register. Except as set forth on Schedule 3.15(c), the Company owns each such item of Intellectual Property free and clear of any security interest, license, Lien or other restriction.

               (d)     As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including without limitation all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, scientific experiment and validation processes and techniques, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including without limitation data and related documentation), source code and object code, (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

     3.16    Insurance. Schedule 3.16 sets forth a complete and correct list of all insurance policies carried by the Company and all insurance loss runs or worker’s compensation claims received for the past three policy years. Attached to Schedule 3.16 are complete and correct copies of (a) the summaries from the insurance carrier(s) of all current insurance policies, all of which are in full force and effect and (b) inspection and loss control reports related thereto. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with all material terms of such policies and any claims for which the Company is seeking, or under its policy would have the right to seek, insurance coverage under claims made policies have been timely submitted to the appropriate insurance company in accordance with the terms of the applicable insurance policy. Except as set forth on Schedule 3.16, to the knowledge of the Company, such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company Business. The Company knows of no threatened termination of, non-renewal of or material premium increase with respect to, any of such policies.

     3.17    Compensation; Employment and Consultant Agreements. Schedule 3.17 sets forth, as of the date hereof, a complete and correct list of all current officers, directors, employees and consultants of the Company, listing all employment and consultant agreements with such officers, directors, employees and consultants and the rate of compensation for calendar year 2002 and the proposed rate of compensation for calendar year 2003, if different (and, in each case, the portions thereof attributable to salary, bonus, commission and other compensation, respectively) of each such Person. The Company has provided or made available to Gene Logic complete and correct copies of all contracts listed on Schedule 3.17. Except as required by this Agreement, the Company has received no notice that any director, officer, or employee or group of employees of the Company intends to terminate employment or engagement with the Company or the Surviving Corporation. Except as set forth on Schedule 3.17, the Company is not subject to any written or, to its knowledge, threatened claim for wrongful dismissal or any other written or, to its knowledge, threatened claim or complaint or any audit or, to its knowledge, investigation, actual or, to the Company’s knowledge, threatened, by any Governmental Authority, any litigation, actual or, to the Company’s knowledge, threatened, or any award or other relief granted to an employee or former employee of the Company, in any such case relating to employment, discrimination or termination of employment of any employee or former employee of the Company. Except as set forth on Schedule 3.17, the Company has complied in all material respects with all applicable laws relating to its employees, including without limitation provisions thereof relating to wages, hours, vacation, overtime, pay in lieu of notice, termination and severance pay, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, and any similar provisions of foreign, federal, state or local law. To the knowledge of the Company, no employee or consultant is in breach of any noncompete, nondisclosure, confidentiality or similar provision of any contract to which such employee or consultant is bound, by virtue of his or her employment or consulting relationship with the Company.

     3.18    Benefit Plans.

               (a)     All employee or consultant compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document), including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option or appreciation right, stock purchase or restricted stock, severance, parachute arrangement or welfare plan, covering any active, former or retired employee or consultant of the Company based on their employment or consultancy with the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group which includes or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its ERISA Affiliates has any present or future liability, are listed on Schedule 3.18(a) (individually, the “Plan” and collectively, the “Plans”). Copies of all such written Plans and summaries of any other Plans which cover active, former or retired employees or consultants of the Company have been provided or made available to Gene Logic. To the extent applicable, the Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code (i) has been timely amended for so-called GUST and EGTRRA legislation and is the subject of an Internal Revenue Service (an “IRS”) determination letter, opinion letter (as a prototype plan) or advisory letter (as a volume submitter) or (ii) is within the remedial amendment period for such amendments described in IRS Rev. Procs. 2000-27 and 2001-55. The Company has furnished or made available to Gene Logic copies of the most recent IRS determination, opinion and/or advisory letters, if any, with respect to any such Plan. Forms 5500 for the three most current Plan years have been provided or made available for any Plans covered by ERISA for which such returns have been required thereunder. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates is, or has been within the last five calendar years, a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable law, including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including without limitation ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, is threatened, nor, to the knowledge of the Company, has any investigation or audit by a Governmental Authority been undertaken or threatened against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been so made or accrued.

               (b)     Schedule 3.18(b) includes a listing of the accrued vacation liability of the Company as of the end of the month prior to the month in which this Agreement is executed. The Interim Balance Sheet and the Closing Date Balance Sheet will include such a listing as of their respective dates. All material reports, returns, forms and notices required to be filed with any government agency or furnished to participants or beneficiaries with respect to the Plans, by the Code, ERISA or any other applicable law, have been so filed and furnished, except where the failure to so file or furnish, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.18(b), the Company is under no legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time without incurring any liability, except for liabilities accrued under the Plans for the period ending on or before the termination of the Plans.

               (c)     The Company has never been bound by or subject to any collective bargaining agreement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company, threatened, labor dispute involving the Company and any group of its employees nor has the Company experienced any work interruptions over the past three years.

               (d)     Except as set forth on Schedule 3.18(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation severance, bonus or otherwise) becoming due to any director, officer, employee or consultant of the Company under any Plan or otherwise, excluding any payments that may become due solely as a result of termination of the employment by the Surviving Corporation of a Company employee subsequent to the Closing, which payments are not a result of any contractual arrangement between such employee and the Company, (ii) result in a payment or benefit becoming due to any director, officer, employee or consultant of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Code Section 280G (but without regard to clause (b)(2)(A)(ii) thereof), (iii) materially increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits (other than stock options). Nothing in this Section 3.18(d) shall be deemed to apply to payments to any director, officer, employee or consultant in their capacity as a Securityholder.

               (e)     The Company has complied with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Code and ERISA, which will have occurred on or before the Closing with respect to any current or former employees of the Company and their respective “qualified beneficiaries,” as defined in the Code and ERISA, and, in all material respects, with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Code and Sections 701 through 734 of ERISA.

     3.19    Conformity with Law; Litigation.

               (a)     Without limiting in any way the representations made in Sections 3.11 and 3.12, the Company is in compliance in all material respects and has conducted the Company Business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses. Subject to the foregoing, the Company has not violated any United States or foreign import and export control laws and regulations, export licensing laws and regulations, customs regulations (including without limitation its obligations under the Foreign Corrupt Practices Act), FDA regulations, USDA regulations, Environmental Laws, or regulations relating to the use of animals in research, in each case as applicable to the Company. Except as set forth on Schedule 3.19(a), the Company has not been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Authority for any violation of United States laws or regulations relating to importing or exporting of products, materials or services. Except as set forth on Schedule 3.19(a), the Company has not been cited by the FDA, the USDA or the EPA for any violation of United States laws or regulations relating to the use of animals in research. Schedule 3.19(a) contains a summary of any violation of any applicable statute, law, rule, regulation, ruling, order, judgment or decree of which such Governmental Authority has notified the Company, including any of the foregoing relating to laws, rules and regulations governing the Company’s pharmaceutical and medical device testing and related business, good laboratory practices or Environmental Laws.

               (b)     Except as set forth in Schedule 3.19(b), there is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or, to the knowledge of the Company, threatened against the Company, and there is no such action, suit, proceeding, claim, arbitration or investigation pending against the Company that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby, and the Company is not aware of any reasonable basis for any such litigation.

     3.20    Taxes.

               (a)     All Tax Returns required to be filed by the Company or on its behalf have been filed. All such Tax Returns were correct and complete in all material respects. The Company is not a member of an affiliated group (as defined in Section 1504(a) of the Code) for Tax purposes and no other corporations are included in the Company’s current Tax returns. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens or other security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b)     Except as set forth in Schedule 3.20, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or other third party.

               (c)     There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of such Governmental Authority. The Company has delivered or made available to Gene Logic correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Company since January 1, 2000. None of such Tax Returns contains (or is required to contain) a disclosure statement under Section 6662(d) of the Code (or any predecessor provision) which is necessary to avoid penalties within the meaning of Code Section 6662.

               (d)     The Company has never waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e)     The Company has never filed a consent under Code section 341(f) concerning collapsible corporations. The Company is not a party to or bound by (and will not prior to the Closing Date become a party to or become bound by) any Tax sharing, Tax indemnity or similar agreement. Neither the Company nor the Surviving Corporation (solely as a result of the Merger with the Company) has ever been or, to the knowledge of the Company, will ever be required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of transactions, events or accounting methods employed prior to the Closing Date (including but not limited to adjustments to taxable income arising from changes in accounting methods, installment sales or other open transactions, spin-off transactions or closing agreements, but not including the Merger). The Company has not made any payments, and is not obligated to make any payments, that will not be deductible under Code Section 280G.

               (f)     The Company has not, within any applicable period of limitations relating to Taxes, been included in a consolidated federal income tax return filed by any common parent of a consolidated group under Section 1501 et seq. of the Code. The Company does not have any liability for the Taxes of any Person other than the Company (A) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

               (g)     For purposes hereof, the term “Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and including without limitation any amendment thereof.

     3.21    Absence of Changes. Except as set forth on Schedule 3.21, since December 31, 2002, there has not been:

               (a)     any change in the Company Business that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

               (b)     any damage, destruction or loss (whether or not covered by insurance) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

               (c)     any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights, commitments or similar rights, or any amendment or other change to the Company Charter Documents, except for exercises of Company Options or Company Warrants in accordance with their terms or amendments to the Bylaws with respect to the Maryland Control Share Act;

               (d)     any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

               (e)     any payment or grant of any bonus or severance payments by the Company, or any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company, to any of its officers, directors, employees, consultants or agents, other than in each case those which occur in the ordinary course of business consistent with past practices;

               (f)     any work interruptions, labor grievances or claims filed, or any similar event or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

               (g)     any cancellation of, or agreement to cancel, any material indebtedness or other material obligation owing to the Company, including, without limitation, any indebtedness or obligation of any Affiliate thereof;

               (h)     any acceleration of repayment of any indebtedness or other obligation owed by the Company, including, without limitation, any indebtedness or obligation owed to any Affiliate thereof;

               (i)     except as otherwise expressly permitted by Section 5.3, any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company, except in the ordinary course of business consistent with past practices or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (j)     any waiver of any material rights or claims of the Company;

               (k)     any breach, material amendment or termination of any Material Contract, Company Material Permit, Lease, or other agreement or right to which the Company is a party, specifically excluding the expiration of any such Contract, Permit or lease in accordance with its respective terms;

               (l)     to the Company’s knowledge, any interruption or material delay in services provided by the Company to third parties pursuant to any Material Contract or any written, or to the Company’s knowledge oral, notice by a customer of its intention not to request further products or services from the Company under a Material Contract other than with respect to normal fluctuations in the number of task orders issued under a master services agreements;

               (m)     except for the transactions contemplated hereby, any transaction by the Company outside the ordinary course of business;

               (n)     any change in accounting methods or practices by the Company or the revaluation by the Company of any of its assets except as required by GAAP and such as would not have a Company Material Adverse Effect;

               (o)     any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

               (p)     any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease or sublease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000, except in the ordinary course of business pursuant to the Company’s established business practices;

               (q)     any conflict with or violation, in any material respect and such as would not have a Company Material Adverse Effect, of any applicable laws, statutes, orders, rules or regulations promulgated, or judgment entered, by any Governmental Authority;

               (r)     the commencement or notice or, to the knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its affairs; or

               (s)     any action taken or failed to be taken which will, or could reasonably be expected to, result in a representation or warranty being untrue as of the Closing, subject to the exceptions set forth in Section 7.2(b) hereof.

     3.22    Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a complete and correct list of the following: (a) the name of each financial institution in which the Company has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto. Schedule 3.22 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.23    Backlog. As of the date hereof, the Company’s backlog, consisting of all orders believed to be firm (but subject to cancellation or deferral in accordance with their terms), but excluding that portion of orders already included in operating revenues, is as set forth on Schedule 3.23.

     3.24    Brokers; Finders. The Company has not made any commitments to pay any broker’s or finder’s fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement to any Person.

     3.25    Interests of Stockholder or Officers; Related Party Transactions.

               (a)     Except as set forth on Schedule 3.25, to the Company’s knowledge, neither the Stockholders nor any of the Company’s directors, officers, employees or consultants has any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in the Company Business, except for rights as a stockholder or option holder and except for rights under any Plan. Except as set forth on Schedule 3.25 and except for business expenses incurred in the ordinary course of business, to the Company’s knowledge, none of the Stockholders or any employee, consultant, officer or director of the Company, or their spouses or children, is indebted to the Company, nor is the Company indebted to any of them.

               (b)     Except as set forth on Schedule 3.25 and except for employment or commission agreements listed on Schedule 3.14(a) hereto, the Company is not a party to any agreements with any of its officers, directors, Stockholders or any Affiliates of the Company which resulted in payments in 2002, or could result in payments in the future by the Company, in excess of $10,000 in the aggregate per year or which cannot be terminated upon 30 days or less notice by the Company and/or its successors and assigns.

     3.26    Government Contracts.

               (a)     Except as set forth in Schedule 3.26:

                         (i)     (A) The Company has complied in all material respects with each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) the Company has complied in all material respects with all requirements of all laws, rules, regulations, orders or agreements pertaining to each Government Contract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract were complete and correct in all material respects as of their effective time and the Company has complied in all material respects with all such representations and certifications.

                         (ii)     (A) Neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company in writing, or, to the knowledge of the Company, otherwise provided notification, that the Company has breached or violated any law, regulation, rule, certification, representation, clause, provision, or requirement, or implied duty pertaining to any Government Contract, (B) no termination for convenience is in effect and no termination for default, cure notice, show cause notice or notice of breach of contract, has been issued or received pertaining to any Government Contract, (C) no material cost incurred by the Company pertaining to any Government Contract has been questioned or challenged by representatives of a Governmental Authority, is, to the Company’s knowledge, the subject of any investigation, or has been disallowed by the U.S. Government, (D) no amount of money due to the Company pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto; and (D) all amounts previously charged or at present carried as chargeable by the Company to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract; and no notice has been given of a cost accounting standard noncompliance.

                         (iii)     (A) None of the Company, or to the Company’s knowledge, any of its directors, officers or employees is, or since the Company’s inception has been, under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject of any audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (B) since the Company’s inception, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. There exists no material irregularity, misstatement or omission arising under or relating to any Government Contract that has led or could lead to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

                         (iv)     There exist: (A) no outstanding material claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; and, to the knowledge of the Company, there are no facts known by the Company upon which such a claim may be based in the future; and (B) no material disputes between the Company and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and, to the knowledge of the Company, no facts are known by the Company over which such a dispute may arise in the future. Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company does not have any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Schedule 3.26(a)(iv) lists each Government Contract which is currently under audit by any Governmental Authority or any other Person that is a party to such Government Contract. The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information provided by the Company for any such audits was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

                         (v)     None of the Company or, to the Company’s knowledge, any of its directors, officers or employees or Affiliates has been debarred or suspended from participation in the award of contracts with any Governmental Authority or declared ineligible for U.S. government contracting. To the knowledge of the Company, there exist no facts or circumstances that could warrant the institution of suspension or debarment or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company in the future. No payment has been made by the Company or by any Person on behalf of the Company in connection with any Government Contract in violation of applicable procurement laws or in violation of, or requiring disclosure pursuant to, any statute or regulation including, but not limited to, the Foreign Corrupt Practices Act and the Anti-Kickback Act. The Company is not aware of any employee, officer, agent, consultant, representative or Affiliate of the Company who is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unauthorized or unlawful. The Company’s cost accounting and procurement systems and the associated entries reflected in the Company’s Financial Statements with respect to the Government Contracts are in compliance in all material respects with all applicable laws, rules and regulations.

                         (vi)     All material test and inspection results provided by the Company to any Governmental Authority pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to any Governmental Authority or to any other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the relevant date so provided and any services provided by the Company were in compliance in all material respects with industry standards and applicable representations, warranties and certifications. The Company has provided all material test and inspection results to any Person pursuant to a Government Contract as required by law and the terms of the applicable Government Contracts.

                         (vii)     The Company knows of no existing or potential organizational conflict of interest (“OCI”), as that term is used in the Federal Acquisition Regulation (the “FAR”) Subpart 9.5, concerning or involving any of the Company’s existing Government Contracts. To the knowledge of the Company, neither this Agreement nor the consummation of the transactions contemplated hereby will raise an actual or potential OCI concerning any of the Company’s existing Government Contracts or any of Gene Logic’s government contracts, prime contracts, subcontracts, proposals, bids, offers or teaming agreements. The Company has not taken and is not currently taking any of the following actions on behalf of or for any Governmental Authority: (A) provide systems engineering and technical direction for a system for which the Company does not have overall contractual responsibility for the development, integration, assembly and checkout; (B) prepare specifications or work statements to be used in a competitive acquisition; (C) provide evaluation services concerning offers for products and services acquired or to be acquired by any Governmental Authority; (D) require or obtain access from any Governmental Authority to the proprietary information of others to perform a Government Contract. Schedule 3.26(a)(vii) lists all instances in which the Company has worked on or prepared any Governmental Authority requirements, specifications or solicitations. The Company has not been disqualified from any competition, award or Government Contract and has not, at the direction, request or suggestion of any Governmental Authority, undertaken or implemented mitigation as the result of an actual or potential OCI on any of its Government Contracts.

                         (viii)     The Company is not aware of any unfavorable past performance evaluations made, or unfavorable past performance information generated, by any Governmental Authority concerning or arising from any of the Company’s Government Contracts.

               (b)     Other than any novation requirement or Company Third Party Consent necessary for assignment of the Company’s Government Contracts, the Company is aware of no reason why, as a result of this Agreement, Gene Logic or the Surviving Corporation would: (A) not be in a position to fully perform all obligations that may exist under the Company’s Government Contracts; (B) be precluded from assuming the obligations under the Company’s Government Contracts; or (C) not obtain all of the assets and resources of the Company necessary and in all material aspects adequate and suitable for the performance of the Company’s existing Government Contracts. The Company has no knowledge of any facts or circumstances that may cause a Governmental Authority not to agree to execute a novation, name change or other Company Third Party Consent, whichever is appropriate or necessary, with respect to any of its Government Contracts in order to effect the transfer thereof pursuant to the transactions contemplated hereby.

               (c)     For purposes hereof, the term “Government Contract” means any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement. “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any Governmental Authority. “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to any Governmental Authority or any subcontractor with respect to a Government Prime Contract. “Offer” has the meaning ascribed thereto in Subpart 2.1 of the FAR. “Teaming Agreement” shall have the same meaning ascribed to the term “contractor team arrangement” in Subpart 9.601 of the FAR.

     3.27    Anti-Takeover Statutes. The Company has taken all necessary action to ensure that no state takeover statutes, change in control provisions or similar statutes that are applicable to the Company are triggered by this Agreement, the Merger or the other transactions contemplated hereby.

     3.28    Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in the Investor Memorandum will, at the time the Investor Memorandum is first mailed to the Stockholders, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.29    Disclosure. No representation or warranty made by the Company in this Agreement, or any financial statement, other written financial information or schedule, certificate or exhibit furnished by the Company or its representatives pursuant hereto or as part of any due diligence investigation in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were made. Any financial projections relating to the Company which were delivered to Gene Logic prior to the date of this Agreement, including the 2003 Company Budget (the “Financial Projections”), were prepared by the Company in good faith based upon reasonable assumptions, excluding the Merger. The Company believes that there is a reasonable basis for such Financial Projections.

ARTICLE 4. REPRESENTATIONS OF GENE LOGIC AND MERGER SUB

     As a material inducement to the Company to enter into this Agreement and consummate the Merger, Gene Logic and Merger Sub make the following representations and warranties to the Company:

     4.1     Due Organization. Gene Logic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gene Logic has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Gene Logic is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets (including without limitation intangible assets), liabilities, financial condition or results of operations of Gene Logic (a “Gene Logic Material Adverse Effect”).

     4.2     Authorization; Validity of Obligations.

               (a)     Each of Gene Logic and the Merger Sub has the corporate power and authority to enter into and deliver this Agreement and to effect the transactions contemplated hereby. The Merger and the execution, delivery and performance of this Agreement by each of Gene Logic and the Merger Sub and the performance by Gene Logic and the Merger Sub of the transactions contemplated herein have been duly and validly authorized and approved by all necessary action on the part of the Board of Directors of Gene Logic and the Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Gene Logic and the Merger Sub and is a legal, valid and binding obligation of Gene Logic and the Merger Sub, enforceable against Gene Logic and the Merger Sub, respectively, in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

               (b)     The Board of Directors of Gene Logic has unanimously approved this Agreement and the Merger.

               (c)     The Board of Directors of the Merger Sub has unanimously approved and recommended to its sole stockholder that such stockholder vote in favor of the adoption of this Agreement and the Merger and the sole stockholder of the Merger Sub has duly adopted and approved this Agreement, the Merger and the transactions contemplated hereby. The affirmative vote of the sole stockholder of Merger Sub is the only consent or vote of the holders of the Merger Sub’s capital stock necessary to approve the Merger and this Agreement.

     4.3     Capitalization of Gene Logic.

               (a)     The authorized capital stock of Gene Logic consists of 60,000,000 shares of Gene Logic Common Stock, of which 27,056,487 shares were issued and outstanding at December 31, 2002 (the “Gene Logic Outstanding Shares”) and 10,000,000 shares of preferred stock, of which none is outstanding or reserved for issuance. The Gene Logic Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable. All of the Gene Logic Outstanding Shares were, to the knowledge of Gene Logic, offered, issued, sold and delivered by Gene Logic in compliance with all applicable state and federal securities laws.

               (b)     Gene Logic has no outstanding warrants to purchase Gene Logic Common Stock. Gene Logic currently has reserved an aggregate of up to 10,925,000 shares of Gene Logic Common Stock for issuance pursuant to the Gene Logic Employee Stock Purchase Plan, the 1997 Equity Incentive Plan and the Gene Logic 1997 Non-Employee Directors’ Stock Option Plan, as amended (collectively, the “Gene Logic Stock Plans”). At December 31, 2002, a total of 2,639,836 shares of Gene Logic Common Stock were subject to outstanding options pursuant to the Gene Logic Stock Plans, excluding the Gene Logic Employee Stock Purchase Plan, and, as a result of its recent tender offer for stock options, Gene Logic expects to issue options for no more than 1,832,159 additional shares.

     4.4     Subsidiaries and Equity Interests; Ownership of Merger Sub.

               (a)     Except for MetriGenix, Inc. and the Merger Sub (collectively, the “Subsidiaries” and individually, a “Subsidiary”), Gene Logic has no subsidiaries and, except as set forth on Schedule 4.4, neither Gene Logic nor any Subsidiary presently owns, of record or beneficially, any capital stock or any other equity interest in any corporation, association or business entity, nor is Gene Logic or any Subsidiary, directly or indirectly, a party to any joint venture, except as set forth on Schedule 4.4.

               (b)     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Gene Logic.

               (c)     Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, as of the date hereof, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub has no subsidiaries.

     4.5     No Conflicts. The execution, delivery and performance of this Agreement by Gene Logic and the Merger Sub, and the consummation by Gene Logic and the Merger Sub of the transactions contemplated hereby, will not:

               (a)     conflict with, or violate any provision of, the certificate of incorporation or bylaws, each as amended to date, of either Gene Logic or the Merger Sub;

               (b)     conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation or imposition of any lien, material charge or encumbrance on any of the assets or properties of Gene Logic, in each case pursuant to any material agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which Gene Logic is a party or by which Gene Logic or any of its properties or assets is bound or affected; or

               (c)     conflict with or result in a violation of any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to Gene Logic or by which any of its properties or assets is bound or affected except such as would not have a Gene Logic Material Adverse Effect.

     4.6     No Defaults. Except for such defaults or violations which would not, individually or in the aggregate, have a Gene Logic Material Adverse Effect, Gene Logic has not received notice that it is in default or violation of any term, condition or provision of (i) any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to Gene Logic or any of its properties or assets, or (ii) any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which Gene Logic is a party or by which Gene Logic, or any of its properties or assets is bound or affected.

     4.7     Required Governmental Filings and Consents. Except as set forth on Schedule 4.7, the execution, delivery and performance of this Agreement by Gene Logic and the Merger Sub, and the consummation of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

     4.8     Financial Statements. Schedule 4.8 includes complete and correct copies of the unaudited condensed balance sheet for Gene Logic as of December 31, 2002 and unaudited statements of operations for Gene Logic for the year ended December 31, 2002 (collectively, the “Gene Logic Financial Statements”). Except that the Gene Logic Financial Statements do not include footnotes, the Gene Logic Financial Statements have been prepared in accordance with GAAP applied consistently throughout the period involved and in accordance with Gene Logic’s past practices and fairly present in all material respects the financial position of Gene Logic as of December 31, 2002 and the results of its operations for the period then ended. The Gene Logic Financial Statements are correct and complete in all material respects, and are consistent with Gene Logic’s books and records. Since December 31, 2002, there have been no material changes in Gene Logic’s accounting policies that are not required by GAAP.

     4.9     Liabilities and Obligations.

               (a)     Gene Logic has no Liabilities, except for Liabilities:

                         (i)     reflected on the Gene Logic Financial Statements and not paid or discharged prior to the date hereof;

                         (ii)     incurred since December 31, 2002 in the ordinary course of business consistent with past practice; or

                         (iii)     incurred in connection with the transactions contemplated hereby.

               (b)     In the case of those Liabilities which are not fixed or contested, a reasonable estimate, to the extent required by GAAP, is included in the balance sheets included in the Gene Logic Financial Statements.

     4.10    Permits, Licenses and Compliance. Gene Logic owns or holds all material licenses, franchises, permits, titles, certificates and other applicable governmental authorizations required to conduct its business as now being conducted and as necessary to comply with all applicable laws, rules and regulations of Governmental Authorities, except where the failure to do so would not have a Gene Logic Material Adverse Effect (each, a “Gene Logic Material Permit” and collectively, the “Gene Logic Material Permits”). The Gene Logic Material Permits are valid and in full force and effect, and Gene Logic has received no written notice that any Governmental Authority intends to cancel, modify, terminate or not renew any Gene Logic Material Permit. Gene Logic has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Gene Logic Material Permits and is not in violation in any material respect of any of the foregoing.

     4.11    Environmental Matters.

               (a)     No Hazardous Material is present in the soil or groundwater in violation of any applicable Environmental Law of any property or part thereof that Gene Logic has at any time owned, operated, occupied or leased in amounts or under circumstances that could justify a demand by any

Governmental Authority on Gene Logic for investigation, removal, a response action, or other remediation.

               (b)     Gene Logic has not transported, stored, used, manufactured, released or exposed its employees or any other Person to any Hazardous Material in violation of applicable Environmental Law, or arranged for the disposal, discharge, storage or release of any Hazardous Material, except in compliance in all material respects with applicable Environmental Laws.

               (c)     Without limiting in any way the representations made in Section 4.10 above, all permits, consents, waivers, exemptions, licenses, approvals or other authorizations which are required to be obtained by Gene Logic under the Environmental Laws have been obtained, except where the failure to do so would not have a Gene Logic Material Adverse Effect (each “Gene Logic Environmental Authorization” and collectively, the “Gene Logic Environmental Authorizations”). The Gene Logic Environmental Authorizations are valid and in full force and effect, and Gene Logic has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any Gene Logic Environmental Authorization. Gene Logic is in compliance in all material respects with all Gene Logic Environmental Authorizations, and with other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. To Gene Logic’s knowledge, Gene Logic has not received any notice of any Environmental Claims against Gene Logic (or against any Person whose liability for any Environmental Claims Gene Logic has retained or assumed responsibility, either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by Gene Logic.

     4.12    Material Contracts.

               (a)     Except as filed as exhibits to the Gene Logic SEC Documents filed prior to the date of this Agreement, or as disclosed on Schedule 4.12, Gene Logic is not a party to or bound by any contract or other agreement (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (ii) containing covenants that limit the ability of Gene Logic or Merger Sub to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or the method by which, Gene Logic or Merger Sub may carry on its business (other than as may be required by law or any regulatory agency). Each contract or agreement of the type described in (i) or (ii) of this Section 4.12, whether or not set forth on Schedule 4.12, is referred to herein as a “Gene Logic Material Contract.”

               (b)     Each Gene Logic Material Contract is valid and binding on Gene Logic and is in full force and effect, except as may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and, to the knowledge of Gene Logic, is not subject to any default thereunder by any party obligated to Gene Logic pursuant thereto. Gene Logic does not intend to cancel, withdraw, modify or amend any Gene Logic Material Contract and, to the knowledge of Gene Logic, no party to any Gene Logic Material Contract intends to cancel, withdraw, modify or amend any such Contract, except for change orders in the ordinary course of business and consistent with past practices that would not have a Gene Logic Material Adverse Effect.

     4.13    Intellectual Property.

               (a)     Gene Logic owns or has the right to use pursuant to one or more licenses, sublicenses, agreements or permissions all Intellectual Property necessary for the operation of its business. Gene Logic has a policy requiring each officer and employee who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of Gene Logic (i) to execute a proprietary information, confidentiality and assignment agreement that is reasonably sufficient to maintain and protect each item of Intellectual Property that Gene Logic, as the case may be, owns or uses or (ii) to become a party to a “work-for-hire” agreement with Gene Logic, as the case may be, in accordance with applicable federal and state law, and each employee and officer of Gene Logic who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of Gene Logic, as the case may be, executed such a proprietary information, confidentiality and assignment agreement.

               (b)     Except as set forth on Schedule 4.13(b), Gene Logic has not interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties, and neither Gene Logic nor, to the knowledge of Gene Logic, any of its directors or officers, has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of third parties. The use of the Intellectual Property owned by Gene Logic does not infringe upon the rights of any other Person. Except as set forth on Schedule 4.13(b), to the knowledge of Gene Logic, no third party has interfered with, infringed upon, or misappropriated any of Gene Logic’s Intellectual Property rights. Except as set forth on Schedule 4.13(b), Gene Logic owns each such item of Intellectual Property free and clear of any security interest, license, Lien or other restriction.

     4.14    Conformity with Law; Litigation.

               (a)     Without limiting in any way the representations made in Sections 4.10 and 4.11 above, Gene Logic is in compliance in all material respects and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Gene Logic or against any of its respective properties or businesses which would have a Gene Logic Material Adverse Effect.

               (b)     There is no action, suit, proceeding, claim, arbitration or investigation pending against Gene Logic or, to the knowledge of Gene Logic, threatened against Gene Logic, and there is no such action, suit, proceeding, claim, arbitration or investigation pending against Gene Logic that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

     4.15    Taxes.

               (a)     All Tax Returns required to be filed by Gene Logic have been filed. All such Tax Returns were correct and complete in all material respects. Gene Logic is not a member of an affiliated group (as defined in Section 1504(a) of the Code) for tax purposes and no other corporations are included in Gene Logic’s current tax returns. All Taxes owed by Gene Logic (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. There are no liens or other security interests on any of the assets of Gene Logic that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b)     Gene Logic has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor,

creditor, stockholder or other third party. There is no dispute or claim concerning any Tax liability of Gene Logic, either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Gene Logic has knowledge based upon contact with any agent of such Governmental Authority. Gene Logic has never filed a consent under Code Section 341(f) concerning collapsible corporations.

               (c)     Gene Logic does not have any liability for the Taxes of any Person other than Gene Logic (A) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

     4.16    Absence of Changes. Except as set forth on Schedule 4.16, since December 31, 2002 there has not been:

               (a)     any change in the business of Gene Logic that, individually or in the aggregate, has had or could reasonably be expected to have a Gene Logic Material Adverse Effect;

               (b)     any damage, destruction or loss (whether or not covered by insurance) that, individually or in the aggregate, has had a Gene Logic Material Adverse Effect;

               (c)     any work interruptions, labor grievances or claims filed, or any similar event or condition, that, individually or in the aggregate, has had a Gene Logic Material Adverse Effect;

               (d)     any acceleration of repayment of any indebtedness or other obligation owed by Gene Logic, including, without limitation, any indebtedness or obligation owed to any Affiliate thereof;

               (e)     any breach or termination of any Gene Logic Material Contract, Gene Logic Material Permit or lease of real property to which Gene Logic is a party which could have a Gene Logic Material Adverse Effect, specifically excluding the expiration of any such Contract, Permit or lease in accordance with its respective terms;

               (f)     except for the transactions contemplated hereby, any transaction by Gene Logic outside the ordinary course of business;

               (g)     any change in accounting methods or practices by Gene Logic or the revaluation by Gene Logic of any of its assets, except as required by GAAP and such as would not have a Gene Logic Material Adverse Effect;

               (h)     any entry into, amendment of, relinquishment, termination or non-renewal by Gene Logic of any Gene Logic Material Contract requiring aggregate payments by Gene Logic in excess of $500,000, except in the ordinary course of business pursuant to Gene Logic’s established business practices;

               (i)     any conflict, in any material respect, with or violation of any applicable laws, statutes, orders, rules or regulations promulgated, or judgment entered, by any Governmental Authority which, individually or in the aggregate, could have a Gene Logic Material Adverse Effect; or

               (j)     the commencement or written notice or, to the knowledge of Gene Logic, threat of commencement of any lawsuit or proceeding against or investigation of Gene Logic or any of its affairs.

     4.17    Brokers; Finders. Gene Logic has made no commitments to pay any broker’s or finder’s fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement to any Person.

     4.18    The Gene Logic Common Stock. The shares of Gene Logic Common Stock issued to the Stockholders pursuant to this Agreement are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. The shares of Gene Logic Common Stock issued to the Stockholders pursuant to this Agreement (a) when issued, will not be issued in violation of any preemptive rights created by statute, by the Gene Logic Charter Documents, or by any agreement to which Gene Logic is bound and (b) are of the same class, and have the same rights, preferences and privileges set forth in Gene Logic’s certificate of incorporation, as amended to date, and under the DGCL, as the Gene Logic Common Stock currently listed and trading on the Nasdaq National Market, except, that, such shares have not been registered under the Securities Act and are subject to resale restrictions.

     4.19    SEC Filings.

               (a)     Gene Logic has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Gene Logic under the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, since December 31, 2001 (the “Gene Logic SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Gene Logic SEC Document filed by Gene Logic with the SEC: (i) complied in all material respects with the respective requirements of the Securities Act or the Exchange Act (as the case may be) applicable at the time each such Gene Logic SEC Document was filed or amended, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case in accordance with the legal and regulatory standards in existence as of the time of the respective filings irrespective of the impact of nationwide corporate scandals since December 31, 2001 and of the passage of the Sarbanes-Oxley Act of 2002, related legislation and regulatory rulemaking.

               (b)     To the knowledge of Gene Logic, there are no circumstances or facts that would preclude Gene Logic from effecting the registration with the SEC of the Aggregate Stock Consideration as contemplated by Section 6.2(c) or, to the extent required hereunder, as contemplated by Section 6.4(c).

     4.20    Certain Tax Matters. None of Gene Logic, Merger Sub, or any of their Affiliates has taken or agreed to take (or will take) any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. Gene Logic and Merger Sub shall at the Effective Time provide such other facts or representation as the Company or the Securityholders’ Representative may reasonably require in order to determine that the Merger will qualify as a reorganization with the meaning of Section 368 of the Code.

     4.21    Anti-Takeover Statutes. Gene Logic has taken all necessary and appropriate action to ensure that no state takeover statutes, change in control statutes or similar statutes applicable to Gene Logic or the Merger Sub are triggered by this Agreement, the Merger or the other transactions contemplated hereby.

     4.22    Information Supplied None of the information supplied by Gene Logic for inclusion or incorporation by reference in the Investor Memorandum will, at the time the Investor Memorandum is first mailed to the Stockholders, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.23    Disclosure. No representation or warranty made by Gene Logic in this Agreement, nor the Gene Logic Financial Statements or any schedule, certificate or exhibit furnished by Gene Logic or its representatives pursuant hereto or as part of any due diligence investigation in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were made. Gene Logic’s 2003 Internal Budget delivered to the Company prior to the date of this Agreement was prepared by Gene Logic in good faith based upon reasonable assumptions, excluding the Merger. Gene Logic believes that there is a reasonable basis for such budget.

ARTICLE 5. CONDUCT OF BUSINESS PENDING THE MERGER.

     5.1     Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement or unless Gene Logic shall otherwise agree in writing in advance, the Company shall conduct business only in, and the Company shall not take any action or enter into any agreements except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company, to maintain in effect Company Material Permits and Material Contracts in accordance with their respective terms and consistent with past practices, to preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has business relations, to maintain its properties and facilities in good working order and condition as at present and to keep in full force and effect present insurance policies or other comparable coverage. In furtherance, and not in limitation, of the foregoing, the Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement or unless Gene Logic shall otherwise agree in writing in advance, the Company shall not enter into any agreement outside the ordinary course of business or in a manner that is inconsistent with past practices, make any material changes in its business or business practices, issue equity securities or any rights to acquire equity securities of the Company or enter into any agreements to issue the foregoing (other than (a) pursuant to the valid exercise of options or warrants that were issued and outstanding as of the date hereof or (b) pursuant to agreements to issue securities existing as of the date hereof and listed on Schedule 5.1), incur debt or other obligations (excluding trade debt in the ordinary course of business) in excess of $100,000 in the aggregate, and the Company shall not enter into any related party agreements with officers or directors of the Company or any of their Affiliates, including family members.

     5.2     Disclosure of Certain Matters.

               (a)     The Company hereby covenants and agrees to inform Gene Logic, in writing, promptly of: (a) any events, changes or occurrences which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect and (b) the occurrence of any events or change or of any facts that reasonably could be expected to cause any of the representations and warranties of the Company in this Agreement not to be correct and complete as of the Closing, subject to Section 7.2(b) hereof, or to cause any closing conditions contained herein not to be met.

               (b)     Gene Logic hereby covenants and agrees to inform the Company promptly if it is reasonably likely to enter into and consummate (i) a merger or consolidation with another entity whereby Gene Logic’s current stockholders would not own at least 50% of the resulting entity or (ii) a sale of all or substantially all of Gene Logic’s assets, in either case at any time between the date hereof and Closing (an “Extraordinary Transaction”).

     5.3     Solicitation of Other Proposals/No Shop.

               (a)     In view of the commitments of the Parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, and subject to Section 5.3(b), the Company and Messrs. Trevisan and Angle shall not, nor shall the Company authorize or permit any of its officers, directors, employees, consultants, representatives, agents or Affiliates, directly or indirectly, to (i) solicit, initiate or encourage or knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person (other than Gene Logic, Merger Sub and their representatives), or knowingly facilitate, an inquiry or the making of any proposal that constitutes, or which might reasonably be expected to result in, any Acquisition Proposal, except that, if the Company receives a communication that it reasonably believes may, upon clarification, constitute an Acquisition Proposal that would trigger Section 5.3(b) of this Agreement, the Company may communicate with the person making such communication to the extent necessary to obtain the necessary clarification.

     The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and its officers, directors, employees, consultants, representatives and agents, to terminate, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to result in, an Acquisition Proposal.

               (b)     At any time prior to obtaining Stockholder approval with respect to the Merger, the Board of Directors of the Company may, in response to a bona fide written Acquisition Proposal that such Board of Directors determines in good faith constitutes a Superior Proposal (as hereinafter defined) that was unsolicited and did not otherwise result from a breach of this Section 5.3(b), and provided that and only to the extent that the Board of Directors of the Company has determined in good faith, based upon the written opinion of Cozen O’Connor, counsel to the Company, or such other counsel of at least equivalent stature satisfactory to the Company, that failure to take such action would breach the fiduciary duties, under applicable law of the Company’s Board of Directors, (i) furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are equivalent to, and is in no respect less favorable to the Company than the Confidentiality Agreements, provided that all such information is provided on a prior or current basis to Gene Logic and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal.

               (c)     Except as set forth in the next sentence, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Gene Logic, or propose publicly to withdraw or modify in a manner adverse to Gene Logic, the recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Acquisition Proposal or propose publicly to adopt or approve any Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or has a reasonable possibility of resulting in an Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.3 (b)) or resolve or agree to take any such action. In the case, however, of any Acquisition Proposal which is determined by the Board of Directors of the Company to be an unsolicited Superior Proposal and which, in the written opinion of Cozen O’Connor, or such other counsel of at least equivalent stature satisfactory to the Company, such Board of Directors is required by its fiduciary duties to accept, and if the Superior Proposal did not result from a breach of Section 5.3(b), the Board of Directors of the Company may, at any time prior to the approval by the Stockholders of the Company of this Agreement and the Merger, cause the Company to terminate this Agreement pursuant to Section 8.1(j) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(j), and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect, unless (A) the Company has complied with all the provisions of this Section 5.3(c), in connection with such Superior Proposal, including the notification provisions in this subsection, and has paid the Termination Expenses as required by Section 8.1(j) prior to or concurrently with such termination; (B) the Board of Directors of the Company causes the Company to notify Gene Logic in writing (such notice, a “Notice of Superior Proposal”) that it intends to enter into such Acquisition Agreement, attaching to such Notice of Superior Proposal the most current version of such Acquisition Agreement and all other proposed written agreements, arrangements or understandings, including the forms of any agreements or termsheets, and all applicable financial statements and evidence of any planned financing relating to such Superior Proposal (and a description of all material oral agreements with respect thereto), and the Company does not enter into such Acquisition Agreement during the ten business day period following receipt by Gene Logic of such Notice of Superior Proposal (the “Response Period”); (C) if Gene Logic makes a written counteroffer to such Superior Proposal during the Response Period (a “Counteroffer”), the Board of Directors of the Company considers in good faith such Counteroffer and causes the Company’s advisors to negotiate in good faith with respect to the terms of such Counteroffer during the Response Period; (D) if Gene Logic makes a Counteroffer, and, the Board of Directors of the Company determines, in good faith, that such Superior Proposal is a Superior Proposal to such Counteroffer and, based on the written opinion of Cozen O’Connor, or such other counsel of at least equivalent stature satisfactory to the Company, the Board is required by its fiduciary obligations to accept such Superior Proposal; and (E) in the event that any amendment to the price or any other material term of a Superior Proposal occurs during the Response Period, the Company provides a new Notice of Superior Proposal (in which case a new Response Period shall accordingly begin and the Company must again comply with all of the terms of this Section 5.3(c) with respect to such amended Superior Proposal).

               (d)     Any other provision hereof to the contrary notwithstanding, in the event that this Agreement shall be terminated pursuant to Section 8.1(f) or Section 8.1(g), until August 15, 2003, the Company and its Affiliates shall not enter into an agreement to effect or consummate: (1) the sale of all or substantially all of its assets, (2) a merger in which the Company’s stockholders before the merger do not own at least a majority of the entity surviving such merger or its parent, (3) the sale, by the Company, of its equity securities representing the right to cast at least a majority of the votes eligible to be cast by all stockholders of the Company entitled to vote at stockholder meetings or (4) the transfer of beneficial ownership of 30% or more of the aggregate stock then outstanding by the stockholders of the Company to one or more third parties acting as a group as part of an overall transaction involving the sale of the Company.

               (e)     For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person (other than Gene Logic, the Merger Sub or any of their representatives) relating to, or that has a reasonable possibility of resulting in, any of the following, in one or more transactions: (i) a merger, consolidation, share exchange or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company representing 10% or more of the assets of the Company outside the ordinary course of business or inconsistent with past practice, (iii) issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) (except for the issuance of shares of Company Common Stock pursuant to employee stock options granted under the TherImmune Stock Option Plan and outstanding on the date of this Agreement, and the Company Warrants) representing 10% or more of the voting power of the Company, (iv) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the Company’s outstanding capital stock, or (v) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to dilute materially the benefits to Gene Logic of the transactions contemplated hereby.

               For purposes of this Agreement, “Superior Proposal” means any bona fide binding written offer not solicited by or on behalf of the Company made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, (A) more than 50% of the voting power of the Company Common Stock or (B) all or substantially all the assets of the Company, in either case for consideration consisting of cash and/or securities that both the Board of Directors of the Company and a majority of the disinterested members of the Board of Directors of the Company determine in its and their good faith judgment to have a higher value than the Aggregate Merger Consideration and which proposal is determined in good faith by both the Board of Directors of the Company and a majority of the disinterested members of the Board of Directors of the Company (after taking into account all relevant factors, including, any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Superior Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals) to be more favorable in one or more material respects to the Company’s stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Gene Logic in response to such Superior Proposal or otherwise; provided, however, that no such binding written offer requiring financing that is not committed shall be a Superior Proposal.

               (f)     In addition to the obligations of the Company set forth in this Section 5.3, the Company shall promptly (and in any event within 24 hours of receipt) advise Gene Logic orally and in writing of any Acquisition Proposal, the terms and conditions of such Acquisition Proposal (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making such Acquisition Proposal. The Company will (i) provide Gene Logic with regular updates regarding the material resolved and unresolved issues related thereto (including amendments or proposed amendments as to price and other material terms), (ii) promptly (and in any event within 24 hours) upon receipt or delivery thereof, provide Gene Logic with copies of all documents and written communications relating to such Acquisition Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the Person making an Acquisition Proposal or any of its officers, directors, investment banks, attorneys, accountants or other advisors, on the other hand and (iii) advise Gene Logic orally and in writing of any meeting of the Board of Directors of the Company at which an Acquisition Proposal is reasonably expected to be considered or otherwise discussed, at least 48 hours in advance of such meeting.

ARTICLE 6. POST-SIGNING AND POST-CLOSING COVENANTS AND OTHER AGREEMENTS

     6.1     Post-Signing Covenants.

               (a)     Changes in Gene Logic Common Stock. If there are any changes in the Gene Logic Common Stock subsequent to the date hereof but prior to the Closing, by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization or by any other means, an appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Gene Logic Common Stock as so changed.

               (b)     Press Release. Upon execution of and, in the event of a termination, upon the termination of this Agreement, Gene Logic and the Company each agrees that, as to any press releases they issue, each will give the other the opportunity to review the press release prior to issuance. Gene Logic may elect to file a copy of its press release under cover of and as part of a Current Report on Form 8-K with the SEC, regarding the transactions contemplated hereby. No further press releases or announcements, other than as contemplated by this Section 6.1(b) or as planned by Gene Logic’s Chief Executive Officer in connection with presentations to the investment community, will be made before the Effective Time without the written consent of both Gene Logic and the Company, provided, however, that if Gene Logic determines in its reasonable discretion that a further announcement is required under applicable securities laws or exchange rules, then Gene Logic may make such further announcements or disclosures as it deems necessary in order to comply with such laws or rules. Gene Logic agrees to provide a copy of any such announcement to the Company a reasonable time prior to issuance thereof.

               (c)     Employment with Gene Logic. Gene Logic and/or the Surviving Corporation agree to make offers of employment pursuant to either written employment agreements or term sheets to each of Stephen J. Trevisan, Joseph W. Angle, Jr., Patricia Williams, David Young and Gary Wolfe. The Company will use its best efforts to assist Gene Logic and/or the Surviving Corporation, as applicable, in the making of any such offers of employment.

               (d)     Securities Compliance for Issuance of Aggregate Stock Consideration.

                         (i)     Promptly after signing, the Company shall send a questionnaire, to Stockholders to assist Gene Logic in complying with Rule 506 of Regulation D under the Securities Act. Within five business days thereafter, Gene Logic shall determine, in its sole discretion, whether it will register the Aggregate Stock Consideration on Form S-4 or issue the Aggregate Stock Consideration pursuant to Rule 506. The Company will arrange for obtaining a purchaser representative reasonably satisfactory to Gene Logic such as to meet the requirements of Rules 506(b)(2)(ii) and 501(h) of Regulation D of the Securities Act for the Stockholders.

                         (ii)     If Gene Logic elects to issue the Aggregate Stock Consideration pursuant to Rule 506, the Company shall mail to each Stockholder a copy of the Investment Agreement, in substantially the form attached hereto as Exhibit C (the “Investment Agreement”), including the Investor Questionnaire included as an exhibit to the Investment Agreement (the “Investor Questionnaire”), and shall provide a copy of the Investor Memorandum as contemplated by Section

6.1(f). The Company shall deliver to Gene Logic no later than three days prior to the scheduled date of the Company’s Stockholder meeting contemplated by Section 6.1(f) hereof (the “Stockholder Meeting Date”), completed and signed Investment Agreements and Investor Questionnaires from each Stockholder, and no later than the date requested by Gene Logic such other documents as Gene Logic may reasonably require. In the event the Company fails to deliver any of such documents, the Company shall be required if requested to do so by Gene Logic at least one day prior to the meeting to postpone or adjourn the Company’s Stockholder meeting contemplated by Section 6.1(f) hereof until the earlier of such time as the Company shall have delivered such documents or Gene Logic shall have waived such requirement. In the event that the Company fails to deliver the required documents within up to 10 business days thereafter, Gene Logic shall have the right at its election to register the Aggregate Stock Consideration on Form S-4 or to terminate the Agreement pursuant to Section 8.1(g).

                         (iii)     If Gene Logic elects to register the Aggregate Stock Consideration on Form S-4, the Company shall mail to each Stockholder a stockholder release substantially as contained in the Investment Agreement (the “Stockholder Release”) and a copy of the proxy statement/registration statement included in the registration statement on Form S-4 as contemplated by Section 6.1(f).

               (e)     Optionee Releases. Promptly following the signing of this Agreement, the Company shall mail to all of the Option Holders a copy of the Optionee Notice and Release Agreement in substantially the form attached hereto as Exhibit D (an “Optionee Release Agreement”) and any other documents Gene Logic may reasonably require.

               (f)     Stockholder Meeting and Information. The Company promptly shall call and convene a meeting of its Stockholders, the date of which meeting shall be subject to approval of Gene Logic taking into account the decision of Gene Logic pursuant to Section 6.1(d) as to whether to effect the issuance of the Aggregate Stock Consideration in connection with the Merger pursuant to Rule 506 of Regulation D under the Securities Act or pursuant to a registration on Form S-4 (including without limitation the 20 business day mailing requirement contained in General Instruction A.2. to Form S-4), and shall mail to the Stockholders information, materials and documents, such as are required to provide adequate information to obtain proxies in connection with such meeting of Stockholders, to approve the Merger and the transactions contemplated by this Agreement and in accordance with the Company Charter Documents and the MGCL, including in the mailing a private placement memorandum (the “Investor Memorandum”) prepared by Gene Logic with the Company’s assistance to allow Gene Logic to comply with Regulation D of the Securities Act in issuing shares of Gene Logic Common Stock pursuant hereto, copies of which (other than those prepared by Gene Logic) shall have been provided to Gene Logic prior to mailing (except in the case that Gene Logic elects to file a registration statement on Form S-4 to register the Aggregate Stock Consideration, in which case the proxy statement/registration statement included in such registration statement shall be mailed). In the event that Gene Logic elects to register the Aggregate Stock Consideration on Form S-4, as promptly as practicable following such election by Gene Logic, Gene Logic shall prepare and file with the SEC, and the Company shall fully cooperate in the preparation and filing, of a registration statement on Form S-4. Each of Gene Logic and the Company shall supply information for inclusion or incorporation by reference in the Form S-4 which each respective Party warrants as to its own information shall be true and correct as of the date of the Form S-4 and shall not contain any untrue statement of material fact or omit to state any material fact in the Form S-4 necessary in order to make the statements in the Form S-4, in light of the circumstances under which they are made, not misleading.

               (g)     Tax Treatment. Each of Gene Logic, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify as a reorganization within the provisions of Section 368 of the

Code and shall use their commercially reasonable efforts to assist the Stockholders or their representative in obtaining the opinion of counsel referred to in Section 7.3(i).

               (h)     Listing of Stock. Gene Logic shall use its best efforts to cause the shares of Gene Logic Common Stock issued in connection with the Merger to be approved for listing in the Nasdaq National Market System subject to effectiveness of the Merger and to notice of issuance.

               (i)     Notices and Consents. Prior to Closing, the Company (i) shall give any notices to third parties seeking consent to assignment of its Material Contracts and the Company Material Permits, (ii) shall use best efforts to obtain the Company Third Party Consents with respect to the Material Contracts so marked on Schedule 3.14(d) and any Company Permit Consents, (iii) will use its reasonable efforts to continue to seek to obtain the Company Third Party Consents with respect to the Material Contracts not marked on Schedule 3.14, and (iv) promptly after the execution hereof shall provide notice to the appropriate Governmental Authority with respect to each Government Contract, in each case as required under, or in connection with, this Agreement or the transactions contemplated hereby or that Gene Logic has reasonably requested in connection with this Agreement and the Merger, provided, however, in no case shall the Company be required to pay financial accommodations in order to obtain the consents described in this Section 6.1(i), unless requested to do so in writing by Gene Logic after consultation. The Company hereby covenants and agrees that it shall give Gene Logic prompt notice of any demand for financial accommodations from any third party from whom the Company is attempting to solicit consent to assignment of a Material Contract or Company Material Permit. Gene Logic will use reasonable efforts to assist the Company in obtaining Third Party Consents.

               (j)     Exercise of Warrants. Promptly after signing, the Company will notify all holders of Company Warrants that the exercise of all such Company Warrants in full is a condition to Gene Logic’s obligations under Article 7.

               (k)     Termination of Savings Plan. The Company shall terminate, effective as of the day immediately preceding the Effective Time, the TherImmune Research Corporation Savings Plan and any other 401(k) plan sponsored by the Company (collectively, the “Savings Plan”). The Company shall furnish to Gene Logic evidence that the Savings Plan has been terminated pursuant to resolutions of Company’s Board of Directors (which resolutions shall be subject to prior review and approval of Gene Logic), effective as of the day immediately preceding the Effective Time. The Company, the Surviving Corporation and/or Gene Logic (as mutually agreed) shall cause such compliance testing as is needed for plan year 2002 and the final short plan year 2003 to be performed for the Savings Plan and the Savings Plan to be filed with the IRS under Form 5310 for a determination letter as to the qualification of the Savings Plan under Code Sections 401(a) and (k) at its termination. Final distributions or rollovers shall be made under the Savings Plan to participants after receipt of such determination letter. The Company’s employees shall be eligible to participate in the Gene Logic, Inc. 401(k) Retirement Plan, or such other 401(k) plan as is sponsored by Gene Logic, as soon as administratively practicable after the Effective Time.

               (l)     Amendment of Certain Agreements. The Company shall cause to be amended or terminated any agreement to which it is a party which requires the issuance of Company Common Stock, such that no Company Common Stock (or successor entity’s stock) will be required to be issued as of immediately following the Effective Time.

     6.2     Post-Closing Covenants.

               (a)     Closing Date Balance Sheet.

                         (i)     Preparation of Draft Closing Date Balance Sheet. No later than the close of business on the seventh day following the Closing Date, the Company shall cause Reznick Fedder and Silverman (the “Company’s Accountants”) to deliver to Gene Logic a draft balance sheet of the Company (the “Draft Closing Date Balance Sheet”) which shall reflect the assets and liabilities of the Company on a historical basis as of the close of business on the Closing Date. The Draft Closing Date Balance Sheet shall have been prepared in accordance with GAAP, including without limitation, all necessary accruals for employee salaries, commissions, bonuses, accrued but unpaid vacation pay, severance or termination pay, health and welfare and other fringe benefits for the employees of the Company, and reserves for bad debts, inventory valuation and other appropriate reserves.

                         (ii)     Review by Gene Logic. Gene Logic and any firm of independent certified public accountants or similar financial advisors retained thereby (“Gene Logic’s Accountants”) shall be entitled to review the Draft Closing Date Balance Sheet and to confer with the Company and the Company’s Accountants concerning the preparation of the Draft Closing Date Balance Sheet. The former officers, directors and employees of the Company shall cause the Company’s Accountants to provide Gene Logic’s Accountants with access to all work papers prepared in connection with the preparation of the Draft Closing Date Balance Sheet or any historical financial statements of the Company.

                         (iii)     Disputes. Gene Logic and Gene Logic’s Accountants shall have four days following delivery of the Draft Closing Date Balance Sheet by the Company’s Accountants to review the Draft Closing Date Balance Sheet and to inform the former Chief Executive Officer of the Company, in writing by the close of business on such fourth day, of any objections to the Draft Closing Date Balance Sheet (any such written notice of objections being referred to as an “Objection Notice”). Any Objection Notice shall set forth (i) each line item on the Draft Closing Date Balance Sheet that is the subject of the objection (each, a “Disputed Item”); (ii) the dollar amount or range of dollar amounts which Gene Logic believes is or contains the correct amount for each such Disputed Item; and (iii) in reasonable detail, the basis for the objection to each Disputed Item. If Gene Logic shall timely deliver an Objection Notice, then the Chief Executive Officer of Gene Logic and the former Chief Executive Officer of the Company (the “Chief Executive Officers”) shall negotiate in good faith for a period of no more than five days following the delivery of the Objection Notice to the former Chief Executive Officer of the Company to resolve in good faith their differences and agree upon whether any adjustments should be made to the Draft Closing Date Balance Sheet. If all such Disputed Items are resolved, then the Draft Closing Date Balance Sheet, to the extent adjusted pursuant to such resolution, shall be deemed to be the Closing Date Balance Sheet and shall be effective, final, conclusive and binding on all parties for purposes germane to this Agreement only. In the event that any Disputed Items are not resolved by the Chief Executive Officers by 5:00 p.m., Eastern time on the fifth day following the delivery of the Objection Notice (the “Resolution Date”), then an amount equal to the maximum amount by which the unresolved adjustments (which adjustments shall not exceed the maximum adjustment for Disputed Items set forth in the Objection Notice) which Gene Logic believes are required to be made to the Draft Closing Date Balance Sheet would cause the Aggregate Merger Consideration and Aggregate Option Share Price as adjusted based on such unresolved adjustments to differ from the previously calculated Aggregate Merger Consideration and Aggregate Option Share Price shall be placed in escrow pending resolution of the Disputed Items as contemplated by Section 1.6(j) (the “Disputed Claims Escrow Fund”). Any amounts placed in the Disputed Claims Escrow Fund pursuant hereto shall be distributed in accordance with Section 6.2(a)(iv), no later than 10 days following resolution of the Disputed Items as provided in the succeeding sentences. Resolution of any Disputed Item which is not resolved by the Chief Executive Officers shall be submitted for resolution to an accounting firm of national repute mutually agreed to by the Chief Executive Officers (the “Acceptable Accounting Firm”). Twenty days following its selection, such Acceptable Accounting Firm shall make its determination as to each Disputed Item not theretofore resolved by the Chief Executive Officers. The determination as to each Disputed Item by such Acceptable Accounting Firm shall be made in writing and shall be delivered to Gene Logic and to the former Chief Executive Officer of the Company, on behalf of the Company, as promptly as practicable and, in any event, within the twenty day period provided above and, absent fraud, arithmetic or manifest error, the Draft Closing Date Balance Sheet, to the extent adjusted to reflect all such determinations, shall be deemed to be the Closing Date Balance Sheet and shall be effective, final, conclusive and binding on all Parties for purposes germane to this Agreement only. In the event that Gene Logic does not provide such an Objection Notice by the fourth day following delivery of the Draft Closing Date Balance Sheet by the Company’s Accountants as provided above, or upon earlier written notice from Gene Logic to the former Chief Executive Officer of the Company that it has no objections to the Draft Closing Date Balance Sheet, such Draft Closing Date Balance Sheet shall be deemed to become final and to be deemed to be the Closing Date Balance Sheet and shall be effective, final, conclusive and binding on the Parties hereto for purposes germane to this Agreement only.

                         (iv)     Adjustments Upon Resolution of Disputed Items. If a Net Assumed Liabilities Adjustment results from resolution of the Disputed Items in (iii) and use of a Disputed Claims Escrow Fund is required, then the excess of the Aggregate Cash Consideration, Aggregate Option Share Price and Aggregate Stock Consideration, as calculated prior to the Net Assumed Liabilities Adjustment compared to such respective amounts as finally adjusted after the Net Assumed Liabilities Adjustment, shall be distributed from the Disputed Claims Escrow Fund to Gene Logic in cash and in shares of Gene Logic Common Stock in an amount equal to the aggregate amount of such excess. The amount of cash that shall be distributed from the Disputed Claims Escrow Fund to Gene Logic shall be equal to the sum of such excess Aggregate Cash Consideration and such excess Aggregate Option Share Price, and the number of shares of Gene Logic Common Stock (based upon the Adjusted Closing Price) that shall be distributed from the Disputed Claims Escrow Fund to Gene Logic shall be equal to such excess Aggregate Stock Consideration. Subject to Section 6.2(a)(v), to the extent any cash or shares of Gene Logic Common Stock remain in the Disputed Claims Escrow Fund after any distribution to Gene Logic in accordance with the previous sentence, such cash and shares of Gene Logic Common Stock shall be distributed and returned to the Transfer Agent to be distributed to the Securityholders in accordance with the Distribution Instructions.

                         (v)     Fees and Expenses. In the event that the parties submit any Disputed Items to an Acceptable Accounting Firm as contemplated by Section 6.2(a)(iii), then the Acceptable Accounting Firm shall be instructed to allocate its costs and expenses equally between Gene Logic and the Company. Any amounts payable by the Company pursuant to the preceding sentence shall be satisfied by the withdrawal of cash from the Disputed Claims Escrow Fund.

               (b)     Tax Returns. Gene Logic and/or the Surviving Corporation shall timely file (including without limitation extensions of time to file) all federal and state income tax returns for taxable periods ending on or prior to the Closing Date. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. After the Closing Date, Gene Logic and the Surviving Corporation, on the one hand, and the Securityholders’ Representative, on the other hand, will make available to the other, as reasonably requested in writing, all information, records or documents relating to the liability for Taxes of the Company for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

               (c)     Registration.

                         (i)     Except in the event that Gene Logic registers the shares of Gene Logic Common Stock representing the Aggregate Stock Consideration under the Securities Act in connection with the issuance thereof pursuant to this Agreement, and subject to the terms and conditions hereof and in particular subsection (iii) of this Section 6.2(c), Gene Logic shall file with the SEC and use its best efforts to cause to be declared effective a registration statement or a post-effective amendment to an effective registration statement on Form S-3 (or such other form as may be reasonably available to Gene Logic) (such registration statement or amendment, an “S-3”) within 120 days subsequent to the Closing Date, which S-3 shall cover the shares representing the Aggregate Stock Consideration (the “Registrable Shares”), for the purpose of registering the resale of such shares, pursuant to the Securities Act, and shall use its reasonable efforts to cause such filed S-3 to remain effective for a period of at least 30 days (or such shorter period during which all Registrable Shares are sold pursuant thereto) to effect the resale of such Registrable Shares pursuant to such S-3. The Parties agree that irreparable damage would occur in the event that this provision is not performed in accordance with its terms or is breached. Gene Logic agrees that, in the event of any breach by Gene Logic of this provision, the Stockholders shall be entitled to seek a decree or order of specific performance to enforce the observance of this provision.

                         (ii)     In connection with any S-3 registering securities pursuant to Section 6.2(c), Gene Logic shall, as promptly as is reasonably practicable:

                                   (A)     prepare and file with the SEC the S-3 and, thereafter, such amendments and supplements to such S-3 and the prospectus used in connection with such S-3 as may be necessary to keep the S-3 effective as contemplated by Section 6.2(c)(i) and to comply with the Securities Act with respect to the disposition of such Registrable Shares;

                                   (B)     furnish such number of prospectuses contained in such S-3 and other documents incident thereto, including any amendments or supplements to such prospectuses and any other prospectus filed under Rule 424 of the Securities Act, as the Securityholders’ Representative may from time to time reasonably request;

                                   (C)     use its best efforts to qualify all of the Registrable Shares for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Securityholders’ Representative reasonably requests, to keep such registration or qualification in effect for so long as the S-3 remains in effect pursuant hereto, and to take any other action as may be reasonably necessary to enable the Stockholders to effect the disposition, in such jurisdictions, of the Registrable Shares owned thereby; provided that Gene Logic will not be required to qualify to do business or to file a general consent to service of process in any such jurisdictions in which it is not already so qualified or has not already filed such a general consent;

                                   (D)     use its reasonable efforts to cause all of the shares of Gene Logic Common Stock representing Aggregate Stock Consideration to be listed on the Nasdaq National Market or on such other securities exchange or trading market or system on which the Gene Logic Common Stock is then listed;

                                   (E)     pay all expenses incurred in connection with such registration, including registration and filing fees with the SEC, fees and expenses of compliance with securities or blue sky laws, and fees and expenses incurred in connection with the listing of the Registrable Shares, but excluding any commissions or other selling fees or expenses incident to the sale of any of the Registrable Shares and the fees and expenses of any counsel or other professionals, experts or advisors retained by any of the Stockholders; and

                                   (F)     indemnify each Stockholder and his, her or its partners, directors and officers and any other Persons that control such Stockholder (each of the foregoing, an “Indemnified Person”) against any losses, claims, damages or liabilities such Indemnified Person suffers by reason of the filing of such S-3 arising from:

                                             (1)     any untrue statement of a material fact contained in such S-3, any prospectus prepared in connection therewith or any amendment or supplement to such S-3 or prospectus;

                                             (2)     any omission or alleged omission to state in such S-3, any prospectus prepared in connection therewith or any amendment or supplement to such S-3 or prospectus a material fact required to be stated therein or necessary to make a statement therein, in the light of the circumstances under which it was made, not misleading; or

                                             (3)     any violation or alleged violation by Gene Logic of the Securities Act or any rule or regulation promulgated thereunder applicable to Gene Logic, or of any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to Gene Logic, in each case, relating to any action or inaction required of Gene Logic in connection with such S-3; provided, however, that the foregoing indemnity obligation shall not be applicable to the extent that such liability is caused directly or is due to information disclosed in Gene Logic’s SEC filings, in either case as a result of (A) information the Company, such Stockholder, or such Stockholder’s representatives (including the Securityholders’ Representative) provided to Gene Logic or (B) the breach of any representation or warranty provided in this Agreement by the Company.

                         (iii)     Notwithstanding anything to the contrary in this Agreement, Gene Logic may delay the filing of the S-3 if: (i) in the good faith judgment of the Board of Directors of Gene Logic, such registration would be seriously detrimental to Gene Logic, and the Board of Directors of Gene Logic concludes, as a result, that the filing of such S-3 should be deferred, and (ii) Gene Logic shall furnish to the Securityholders’ Representative a certificate signed by the Chairman of the Board of Gene Logic to such effect; provided, however, that Gene Logic shall have the right to defer such filing one time for not more than 120 days.

                         (iv)     Upon receipt of any notice from Gene Logic of any event which makes any statement made in the S-3 or related prospectus untrue or which requires the making of any changes in such S-3 or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, each Stockholder shall forthwith discontinue disposition of shares pursuant to such S-3 until such Stockholder’s receipt of copies of the supplemented or amended prospectus (which Gene Logic shall use reasonable efforts to prepare and distribute as promptly as practicable) or until it is advised in writing by Gene Logic that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. In the event of any suspension of use of the S-3 as contemplated by the preceding sentence, the period during which the S-3 is required to remain effective shall be increased on a day-for-day basis to ensure that the Stockholders are permitted the full period of 30 calendar days to effect the sale of the Registrable Shares (or such shorter period as is required to effect the sale of all of the Registrable Shares pursuant to the S-3) otherwise contemplated by this Agreement.

                         (v)     Rule 144. Gene Logic shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act on a timely basis and will use its reasonable efforts to take such further action as any Stockholder may reasonably request, all to the extent reasonably required from time to time to enable such Stockholder to sell the Aggregate Stock Consideration paid thereto without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC.

               (d)     Securities Filings. Gene Logic shall make all federal and state “blue sky” filings that it deems necessary and appropriate in connection with the transaction contemplated hereby in a timely manner.

               (e)     Continuity of Business Enterprise. Gene Logic and the Surviving Corporation agree that at least one significant historic business line of the Company will be continued or at least a significant portion of the Company’s assets will be used after consummation of the Merger, in each case within the meaning of Treasury Regulation Section 1.368-1(d) and subject to the permissible transfer provisions of that Section.

     6.3     Indemnification. From and after the Effective Time and for a period of 18 months thereafter, Gene Logic and/or the Surviving Corporation shall fulfill the obligations of the Company to indemnify each Person who is or was a director or officer of the Company against any losses such Person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any applicable indemnification agreements and any indemnification provision of the Company Charter Documents (and subject to the terms and conditions thereof); provided, however, that the obligations of Gene Logic and the Surviving Corporation pursuant to this Section 6.3 shall be limited to an aggregate of $500,000, and provided, further, that in accordance with the terms of Section 9.5(b) hereof, the aggregate obligations of Gene Logic and the Surviving Corporation pursuant to this Section 6.3 and to Section 9.2(b) hereof shall be limited to an aggregate amount equal to the dollar value of the Escrow Cash and Escrow Shares initially deposited into the Escrow Fund, which Escrow Shares shall be valued in the same manner as such Escrow Shares are valued for purposes of establishment of such Escrow Fund.

     6.4     Other Agreements.

               (a)     Hart-Scott-Rodino. Gene Logic and the Company hereby agree that (i) the Outstanding Company Shares constitute all of the “voting securities” of the Company to be “held” by Gene Logic “as a result of the acquisition” described in this Agreement (in each case, as such terms are defined in Section 7A of the Clayton Act, 15 U.S.C. §18a, and/or the regulations promulgated thereunder (collectively, the “HSR Rules”)); (ii) the “acquisition price has been determined” (as such term is defined in the HSR Rules) to be less than $50,000,000 for the Outstanding Company Shares (i.e., the aggregate merger consideration consisting of $52,017,093, less an amount in excess of $5 million representing consideration to be paid to Option Holders); and consequently, (iii) neither Gene Logic nor the Company is required to complete and file a Notification and Report Form under the HSR Rules in connection with Gene Logic’s acquisition of the Outstanding Company Shares.

               (b)     Voting Agreement. Simultaneously with the execution hereof, Gene Logic shall have received an executed Voting Agreement, in the form attached hereto as Exhibit E (the “Voting Agreement”), by and among Gene Logic and the Company’s Stockholders who are also executive officers and directors of the Company listed on Schedule 6.4(b).

               (c)     General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement. In case at any time, and from time to time, after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including without limitation the execution and delivery of such further documents, instruments of transfer or assignment, files, books and records) as any other Party reasonably may request in writing, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). The Company acknowledges and agrees that from and after the Closing, Gene Logic will be entitled to possession of all documents, books, records (including without limitation Tax records), agreements and financial data of any sort relating to the Company or the Surviving Corporation, copies of which shall be made available for review by the Securityholders’ Representative upon reasonable request therefor (provided that the Securityholders’ Representative executes a confidentiality agreement acceptable to Gene Logic prior to the receipt of such copies).

ARTICLE 7. CONDITIONS OF MERGER.

     7.1     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or part, to the extent permitted by applicable law:

               (a)     This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and the Merger Sub.

               (b)     Except for consents under certain Government Contracts listed on Schedule 3.14(d), all approvals and consents of applicable Governmental Authorities required to consummate the Merger shall have been received, the failure to obtain which would prevent the consummation of the Merger or constitute a Company Material Adverse Change or a Gene Logic Material Adverse Change, and all regulatory waiting periods, if any, shall have expired.

               (c)     No court or Governmental Authority having jurisdiction over the Company, the Merger Sub or Gene Logic shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement or which would have the effect of depriving Gene Logic or the Stockholders of the benefits of the transactions contemplated hereby.

               (d)     The Aggregate Stock Consideration shall be issuable pursuant to Rule 506 of Regulation D under the Securities Act or pursuant to a registration statement on Form S-4 declared effective by the SEC, as determined by Gene Logic in its sole discretion.

     7.2     Additional Conditions to Obligations of Gene Logic and Merger Sub. The obligation of Gene Logic and Merger Sub to effect the Merger shall be subject to the satisfaction by the Company at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or part, to the extent permitted by applicable law:

               (a)     Each of Stephen J. Trevisan, Joseph W. Angle, Jr., Patricia Williams, David Young, Gary Wolfe, Alan Klein, and Scott Tarrant shall have remained employed by the Company in the capacity employed as of immediately prior to the date hereof through the Closing Date.

               (b)     The representations and warranties of the Company set forth herein (including all statements and information contained in the Schedules referred to herein) shall be correct and complete in all material respects as if made at and as of the Closing Date, except as to representations and warranties qualified as to materiality, which shall be correct and complete as if such representations and warranties were made at and as of the Closing Date, and except that (i) those representations and warranties that, by their terms, address matters only as of a specific date, in which case such representations and warranties shall remain correct and complete in all material respects as of such date, except that as to representations and warranties qualified as to materiality, and the representation in Section 3.23, which shall be correct and complete as of such date and (ii) any representation or warranty may be supplemented by the delivery, by the Company to Gene Logic, no later than five business days prior to the Closing Date, of a supplemental schedule with respect thereto (other than to correct any statements as of the date of signing, with respect to which such statements should be complete and correct in accordance with this paragraph (b)), provided however, that any such supplemental information shall be permitted only with respect to matters that (A) occurred in the ordinary course of the Company Business, as historically and currently conducted, and are consistent with past practice, (B) are immaterial in significance and amount, or (C) have been approved, in writing, in advance (or by electronic mail with confirmation of receipt), by either the Chief Executive Officer or the Chief Financial Officer of Gene Logic.

               (c)     There shall have been no Company Material Adverse Change since December 31, 2002. A “Company Material Adverse Change” shall mean one or more circumstances, events, changes or occurrences which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business, properties, assets, or results of operations of the Company over or for a period in excess of one year; provided, however, that in determining whether a Company Material Adverse Change has occurred, any circumstance, event, change or occurrence attributable to (i) a change in financial or securities markets or in economic, regulatory or political conditions generally, including acts of war (whether or not declared), armed hostility or terrorism; (ii) matters adversely affecting companies in the same or similar or related industries to the industries in which the Company operates to a degree similar in magnitude to the effect on the Company; or (iii) the execution, public announcement, closing or existence of this Agreement, shall not be considered in determining whether a Company Material Adverse Change has occurred.

               (d)     [Intentionally Omitted.]

               (e)     The number of Dissenting Shares held by Stockholders of the Company entitled to approve the Merger and exercising rights of dissenting stockholders pursuant to Subtitle 2 of Title 3 [§§3-201 et seq.] of the MGCL shall not exceed 2% of the aggregate number of shares of Company Common Stock issued and outstanding as of the Closing Date.

               (f)     No action, suit or proceeding shall be pending or threatened against the Company before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Gene Logic to own all of the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (iv) affect adversely the right of each of the Company and the Surviving Corporation to own its respective assets and properties and to operate its respective businesses (and no such injunction, judgment, order, decree, ruling or charge is in effect).

               (g)     At the Closing, the Company shall deliver to Gene Logic the following:

                         (i)     A certificate of the Secretary of the Company dated as of the Closing Date certifying (A) that correct and complete copies of the Company Charter Documents, as in effect on the date hereof, are attached thereto as Exhibit A, and that there have been no changes to the Company Charter Documents since the date hereof, (B) as to the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement, (C) that correct and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the approval of the Merger and the consummation of the transactions contemplated hereby are attached thereto, and (D) that correct and complete copies of the resolutions of the Stockholders approving this Agreement, the Merger and the consummation of the transactions contemplated hereby are attached thereto.

                         (ii)     A Good Standing Certificate of the Company from the State Department of Assessments and Taxation and from each foreign jurisdiction where the Company is qualified to do business, in each case dated within five business days of the Closing Date.

                         (iii)     A certificate of the President of the Company dated as of the Closing Date to the effect that:

                                   (A)     the condition set forth in Section 7.2(b) is true and correct;

                                   (B)     the Company has performed and complied in all material respects with all of its covenants and agreements (considered individually and collectively) required to be complied with hereunder on or before Closing; and

                                   (C)     the Board of Directors of the Company has unanimously declared advisable and recommended to the Stockholders that the Stockholders vote in favor of the adoption of, this Agreement and the Merger and, to the extent required by the MGCL, this Agreement and the Merger have been adopted and approved by the requisite vote of the Stockholders.

                         (iv)     A legal opinion from counsel to the Company in substance as set forth in Exhibit F attached hereto and reasonably satisfactory to Gene Logic, addressed to Gene Logic and dated as of the Closing Date.

                         (v)     Resignations of each director and officer of the Company, effective as of the Closing.

                         (vi)     Evidence satisfactory to Gene Logic that (A) each of the Company Third Party Consents with respect to the Material Contracts so marked on Schedule 3.14(d), and the Company Permit Consents have been obtained in form and substance reasonably satisfactory to Gene Logic, subject to the limitations in Section 6.1(i), (B) the Company has given any notices to third parties seeking consent to assign its Material Contracts and Company Material Permits, and (C) the Company has given notice to the appropriate Governmental Authorities with respect to each Government Contract, in each case as required under, or in connection with, this Agreement or the transactions contemplated hereby.

                         (vii)     Executed Employment Agreements between Gene Logic and/or the Surviving Corporation and each of Stephen J. Trevisan Joseph W. Angle, Jr., Patricia Williams, David Young and Gary Wolfe, forms of which are attached hereto as Exhibit G, in each case duly executed by the employee who is a party thereto.

                         (viii)     Executed copies of Optionee Release Agreements from each Option Holder and, if applicable, executed copies of Stockholder Releases from each Stockholder.

               (h)     Gene Logic shall have received a fairness opinion from its financial adviser in a form and substance acceptable to Gene Logic.

               (i)     Gene Logic shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent and the Securityholders’ Representative.

               (j)     Gene Logic shall have received a copy of the exchange agent agreement, duly executed by the Transfer Agent.

               (k)     Except for the Company’s outstanding term loans and lines of credit with Allfirst Bank (the “Allfirst Debt”), MIDFA, the Subordinated Debt, and Liens associated with equipment liens on Schedule 3.14(a), all liens, charges, pledges, security interests, claims and encumbrances of any kind with respect to any intellectual property, receivable or other asset or property of the Company shall have been terminated.

               (l)     All holders of Company Warrants shall have exercised all such Company Warrants in full.

               (m)     All of the covenants and obligations that the Company is required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of such covenants and obligations (considered individually) shall have been performed and complied with in all material respects on or before the Closing.

     7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction by Gene Logic and Merger Sub at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or part, to the extent permitted by applicable law:

               (a)     The representations and warranties of Gene Logic and Merger Sub set forth herein (including all statements and information contained in the Schedules referred to herein) shall be correct and complete in all material respects as if made at and as of the Closing Date, except as to representations and warranties qualified as to materiality, which shall be correct and complete as if such representations and warranties were made at and as of the Closing Date, and except that (i) those representations and warranties that, by their terms, address matters only as of a specific date, in which case such representation and warranties shall remain correct and complete in all material respects as of such date, except that, as to representations and warranties qualified as to materiality, which shall be correct and complete as of such date and (ii) any representation or warranty that was complete and correct as of the date of this Agreement may be supplemented by the delivery, by Gene Logic to the Company, no later than five business days prior to the Closing Date, of a supplemental schedule with respect thereto (other than to correct any statements as of the date of signing with respect to which such statements shall be complete and correct in accordance with this paragraph (a)), provided however, that any such supplemental information shall be permitted only with respect to matters that (A) are in the ordinary course of Gene Logic’s business, as historically and currently conducted, and are consistent with past practice, or (B) are immaterial in significance and amount.

               (b)     No action, suit or proceeding shall be pending or threatened against Gene Logic or the Merger Sub before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Stockholders to acquire capital stock of Gene Logic pursuant to the terms hereof (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

               (c)     At the Closing, Gene Logic shall deliver to the Company the following:

                         (i)     A certificate of the Secretary of Gene Logic dated as of the Closing Date certifying (A) that correct and complete copies of Gene Logic’s certificate of incorporation, as amended and Bylaws, as amended (collectively, the “Gene Logic Charter Documents”), in each case as in effect on the date hereof, are attached thereto as Exhibit A, and that there have been no changes to the Gene Logic Charter Documents since the date hereof, (B) as to the incumbency and genuineness of the signatures of each officer of Gene Logic executing this Agreement, and (C) that correct and complete copies of the resolutions of the Board of Directors of Gene Logic authorizing the execution, delivery and performance of this Agreement and the approval of the Merger and the consummation of the transactions contemplated hereby are attached thereto.

                         (ii)     A Good Standing Certificate of Gene Logic from the Secretary of State of the State of Delaware and from each foreign jurisdiction where Gene Logic is qualified to do business, in each case dated within five business days of the Closing Date.

                         (iii)     A certificate of the President of Gene Logic dated as of the Closing Date to the effect that:

                                   (A)     the condition set forth in Section 7.3(a) is true and correct;

                                   (B)     Gene Logic has performed and complied in all material respects with all of its covenants and agreements (considered individually and collectively) required to be complied with hereunder on or before the Closing; and

                                   (D)     the Board of Directors of Gene Logic has unanimously approved this Agreement and the Merger.

                         (iv)     A legal opinion from counsel to Gene Logic and the Merger Sub in substance as set forth in Exhibit H attached hereto and reasonably satisfactory to the Company, addressed to the Stockholders, and dated as of the Closing Date.

                         (v)     Executed Employment Agreements between Gene Logic and/or the Surviving Corporation and each of Stephen J. Trevisan, Joseph W. Angle, Jr., Patricia Williams, David Young and Gary Wolfe, forms of which are attached hereto as Exhibit G, duly executed by Gene Logic and/or the Surviving Corporation.

               (d)     At the Closing, Merger Sub shall deliver to the Company the following:

                         (i)     A certificate of the Secretary of Merger Sub dated as of the Closing Date certifying (A) that correct and complete copies of Merger Sub’s Certificate of Incorporation, as amended and Bylaws, as amended (collectively, the “Merger Sub Charter Documents”), in each case as in effect on the date hereof, are attached thereto as Exhibit A, and that there have been no changes to the Merger Sub Charter Documents since the date hereof, (B) as to the incumbency and genuineness of the signatures of each officer of Merger Sub executing this Agreement, (C) that correct and complete copies of the resolutions of the Board of Directors and sole stockholder of Merger Sub authorizing the execution, delivery and performance of this Agreement and the approval of the Merger and the consummation of the transactions contemplated hereby are attached thereto.

                         (ii)     A Good Standing Certificate of Merger Sub from the Secretary of State of the State of Delaware and from each foreign jurisdiction where Merger Sub is qualified to do business, in each case dated within five business days of the Closing Date.

                         (iii)     A certificate of the President of Merger Sub dated as of the Closing Date to the effect that:

                                   (A)     the Board of Directors of Merger Sub has unanimously approved, and recommended to the sole stockholder of the Merger Sub that such stockholder vote in favor of the adoption of this Agreement and the Merger and, to the extent required by the DGCL, this Agreement and the Merger have been adopted and approved by the requisite vote of the sole stockholder of Merger Sub; and

                                   (B)     Merger Sub has performed and complied in all material respects with all of its covenants and agreements (considered individually and collectively) required to be complied with hereunder on or before the Closing.

               (e)     No Gene Logic Material Adverse Change shall have occurred since December 31, 2002. A “Gene Logic Material Adverse Change” shall mean one or more circumstances, events, changes or occurrences which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business, properties, assets, results of operations or prospects of Gene Logic over or for a period in excess of one year; provided, however, that in determining whether a Gene Logic Material Adverse Change has occurred, any circumstance, event, change or occurrence attributable to (i) a change in financial or securities markets or in economic regulatory or political conditions generally, including acts of war (whether or not declared), armed hostility or terrorism; (ii) matters adversely affecting companies in the same or similar or related industries to the industries in which Gene Logic operates to a degree similar in magnitude to the effect on Gene Logic; or (iii) the execution, public announcement, closing or existence of this Agreement, shall not be considered in determining whether a Gene Logic Material Adverse Change has occurred.

               (f)     Stephen J. Trevisan shall have been appointed to the Board of Directors of Gene Logic, effective immediately subsequent to the Effective Time, for a term which expires at Gene Logic’s 2005 Annual Stockholders Meeting and when his successor has been elected and has qualified.

               (g)     The shares of Gene Logic Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System subject to effectiveness of the Merger and to notice of issuance.

               (h)     Gene Logic shall have either:

                         (i)     removed Stephen J. Trevisan and Jane D. Trevisan as guarantors with respect to the Allfirst Debt and MIDFA Debt or provided an indemnification reasonably satisfactory to Mr. and Mrs. Trevisan; or

                         (ii)     paid in full all outstanding balances under the Allfirst Debt and MIDFA Debt, terminated such term loans and line of credit, and used its best efforts to cause to be terminated the security interest in the Company’s assets held by Allfirst Bank and MIDFA in connection with such Allfirst Debt by filing a UCC-3 termination statement with the Maryland State Department of Assessments and Taxation.

               (i)     The Stockholders or their representative shall have received a favorable opinion dated as of the Closing Date of Cozen O’Connor, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of the Company on the receipt of Gene Logic Common Stock in exchange for Company Common Stock in the Merger. In rendering such opinion, such tax counsel will be entitled to rely upon, among other things, representations contained in certificates of Gene Logic, Merger Sub and the Company in such form as is reasonably satisfactory to such counsel.

               (j)     The Board of Directors of Gene Logic shall have adopted one or more resolutions consistent with the interpretive guidance of the SEC permitting the acquisition by those officers or directors of the Company who are to become subject to Section 16, by virtue of their respective position(s) as directors, officers or 10% stockholders of Gene Logic, in connection with the Merger to be an exempt transaction for purposes of Section 16.

               (k)     All of the covenants and obligations that Gene Logic is required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) shall have been performed and complied with in all material respects on or before Closing.

ARTICLE 8. TERMINATION, AMENDMENT AND WAIVER

     8.1     Termination by Action of the Parties. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders or by the sole stockholder of the Merger Sub:

               (a)     By mutual written consent duly authorized by the Boards of Directors of Gene Logic and the Company;

               (b)     By either Gene Logic or the Company if the Merger shall not have been consummated by June 15, 2003; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

               (c)     By either Gene Logic or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling has become final and nonappealable;

               (d)     By Gene Logic, if the Company fails to obtain the requisite approval of Stockholders;

               (e)     By the Company if Gene Logic notifies the Company pursuant to Section 5.2(b) hereof of Gene Logic’s intention to enter into and consummate an Extraordinary Transaction between the date hereof and the Closing Date;

               (f)     By Gene Logic, if the Board of Directors of the Company or any committee thereof shall have (i) failed to unanimously recommend approval and adoption of this Agreement and the Merger by the Stockholders, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Gene Logic or Merger Sub, its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) engaged in actions prohibited by Section 5.3 hereof, or (iii) resolved or announced its intention to do any of the foregoing;

               (g)     By Gene Logic, if neither Gene Logic nor the Merger Sub is in breach of its material obligations under this Agreement, and (1) there has been a breach by the Company of any of its representations and warranties hereunder such that Section 7.2(b) will not be satisfied, or (2) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, such that Section 7.2(n) will not be satisfied;

               (h)     By the Company, if it is not in breach of its material obligations under this Agreement, and (1) if there has been a breach by Gene Logic or the Merger Sub of any of their respective representations and warranties hereunder such that Section 7.3(a) will not be satisfied or (2) there has been a breach on the part of Gene Logic or Merger Sub of any of their respective covenants or agreements contained in this Agreement, such that Section 7.3(k) will not be satisfied; or

               (i)     By Gene Logic, in the event that in connection with the Company’s obtaining requisite stockholder approval in connection herewith, stockholders holding in excess of 2% of the issued and outstanding Company Common Stock as of the Closing Date exercise their rights as Dissenting Stockholders under the MGCL.

               (j)     By the Company in accordance with Section 5.3(c) hereof, upon payment of the Termination Expenses, provided that the Company has complied with and is not in breach of the provisions of Sections 5.3(b) and 5.3(c).

               (k)     By either Gene Logic or the Company if the Closing Stock Price is less than $3.73.

     8.2     Automatic Termination. This Agreement shall terminate and the Merger contemplated hereby shall be abandoned, notwithstanding approval thereof by the Stockholders or the sole stockholder of the Merger Sub in the event that the Closing Stock Price is less than $3.73 and Gene Logic and the Company have failed to renegotiate the Adjusted Closing Price during the preceding 30 days pursuant to Section 1.5(b)(vii)(E).

     8.3     Effect of Termination. Except as provided in this Section 8.3, in the event of the termination of this Agreement pursuant to Sections 8.1 or 8.2, this Agreement (other than 8.4 and 10.4 through 10.15, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Gene Logic, the Merger Sub or their respective officers or directors, on the one hand, or the Company or any of its respective officers or directors, on the other hand, and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any party from liability for any breach prior to termination of this Agreement (or the respective provision hereof) in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the provisions of Section 5.3 shall continue until August 15, 2003 if this Agreement is terminated pursuant to and in accordance with Section 8.1(f) and Section 8.1(g). Further, notwithstanding the foregoing to the contrary and Section 10.6, in the event of a termination of this Agreement, the Confidentiality Agreements shall survive in accordance with their respective terms.

     8.4     Fees and Expenses.

               (a)     Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, in accordance with Section 10.8.

               (b)     In the event that Gene Logic terminates this Agreement pursuant to Sections 8.1(f) or the Company terminates this Agreement pursuant to Section 8.1(j) hereof, the Company hereby agrees to reimburse Gene Logic for all of its reasonable legal, accounting, financial adviser and other related expenses associated with the Merger and the transactions related thereto in an aggregate amount not to exceed $1 Million (the “Termination Expenses”).

     8.5     Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders, no amendment may be made which would require the further approval of the Stockholders under any law or regulation, including, without limitation, the MGCL, the DGCL, the rules and regulations promulgated by the National Association of Securities Dealers, the Securities Act, the Exchange Act and any state securities laws. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Gene Logic and the Merger Sub, the Securityholders’ Representative, and the Company.

     8.6     Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance, in whole or in part or to any degree, with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE 9 REMEDIES FOR BREACHES OF THIS AGREEMENT

     9.1     Survival of Representations and Warranties. All representations, warranties, covenants and agreements of each of the Parties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant hereto, shall survive the Closing and shall continue in full force and effect for 18 months following the Effective Time. Notwithstanding anything herein to the contrary, so long as a claim arising out of a breach of a representation or warranty or nonperformance of any agreement or covenant is made prior to the expiration of such 18-month survival period, such representation, warranty, covenant or agreement shall survive with respect to such claim until final resolution thereof and indemnification may be had (subject to the other provisions of this Article 9) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

     9.2     Indemnity.

               (a)     Subject to the limitations set forth in Section 9.5 and in accordance with each Stockholder’s covenants and agreements in the Investment Agreement or the Stockholder Release and each Option Holder’s covenants and agreements in the Optionee Release Agreement, each Securityholder shall indemnify and hold harmless Gene Logic, the Merger Sub and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors, representatives, agents and Affiliates (collectively, the “Gene Logic Parties”) to the extent provided in this Article 9 from and against any and all losses liabilities, claims, judgments, settlements, damages, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, relating to investigation, prosecution, negotiation, defense, settlement or appeal) (the foregoing, excluding in each such case any such item to the extent that it is subject to a specific reserve on the Company Financial Statements, being referred to individually as a “Gene Logic Loss” and collectively as “Gene Logic Losses”) resulting from or arising out of:

                         (i)     any breach of any representation or warranty of the Company contained in this Agreement or in any schedule, exhibit, certificate, or document or other item delivered by the Company in connection with this Agreement;

                         (ii)     the nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement; or

                         (iii)     any and all Gene Logic Losses incidental to any of the foregoing or to the enforcement of this Section 9.2(a).

     Such indemnification obligation of the Securityholders shall be satisfied from the Escrow Fund established pursuant to Section 9.4 in the manner provided for therein. Each Securityholder irrevocably waives any and all rights to recourse against the Company or the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by the Company in this Agreement. No Securityholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of such Securityholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

               (b)     Subject to the limitations set forth in Section 9.5, Gene Logic and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless the Stockholders to the extent provided in this Article 9 from and against all losses liabilities, claims, judgments, settlements, damages, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, relating to investigation, prosecution, negotiation, defense, settlement or appeal) (the foregoing, excluding in each such case any such item to the extent that it is subject to a specific reserve on Gene Logic Financial Statements, being referred to individually as a “Stockholder Loss” and collectively as “Stockholder Losses”) resulting from or arising out of:

                         (i)     any breach of any representation or warranty of Gene Logic or the Merger Sub contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by Gene Logic or the Merger Sub in connection with this Agreement;

                         (ii)     the nonperformance, partial or total, of any covenant or agreement of Gene Logic or the Merger Sub contained in this Agreement; or

                         (iii)     any and all Stockholder Losses incidental to any of the foregoing or to the enforcement of this Section 9.2(b).

     9.3     Notice of Claim. For the purposes of this Article 9, the term “Indemnitee” shall refer to the Person or Persons indemnified or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2(a) or 9.2(b), as the case may be; the term “Indemnitor” shall refer to the Person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to the “Gene Logic Losses” or the “Stockholder Losses,” as the case may be. In the case of a claim by a Gene Logic Party as Indemnitee against one or more Securityholders as Indemnitor(s), all communications from, to or on behalf of the Securityholders shall originate with or be directed to the Securityholders’ Representative. In the case of a claim by a Stockholder as Indemnitee against one or more Gene Logic Parties as Indemnitor(s), all communications from, to or on behalf of the Stockholders shall originate with or be directed to the Securityholders’ Representative. Without limiting the generality of the foregoing, the Securityholders’ Representative shall be deemed to act for and represent each and all of the Securityholders as Indemnitor(s) and each and all of the Stockholders as Indemnitees for all purposes and in all things pursuant to this Article 9 and any reference to an Indemnitor that is a Securityholder or an Indemnitee that is a Stockholder shall, unless the context otherwise requires or the text otherwise indicates, be deemed to be a reference to the Securityholders’ Representative.

               (a)     If an Indemnitee is entitled to indemnification pursuant to this Agreement and makes a claim for indemnification against one or more Indemnitors, such claim shall be made in writing and shall state the facts upon which the Indemnitee makes such claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

               (b)     The obligations and liabilities of an Indemnitor under this Article 9 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor reasonably prompt notice of such Third Party Claim and shall permit the Indemnitor to participate in the defense of such Third Party Claim by counsel of its choice and at expense of such Indemnitor. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, which counsel shall be reasonably acceptable to the Indemnitee, if it gives reasonably prompt written notice of intention to do so to the Indemnitee. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event that the Indemnitee is directly or indirectly conducting the defense of any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitee shall be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

               (c)     In the event an Indemnitee has a claim against an Indemnitor hereunder that is not a Third Party Claim, Indemnitor shall give written notice to the Indemnitee within 60 days after receipt of notice from the Indemnitee of such claim indicating whether the Indemnitor disputes such claim. If the Indemnitor does not notify the Indemnitee within such 60-day period that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnitor hereunder. In the event that the Indemnitor shall object in writing to any claim made in accordance with this Section 9.3(c), the Indemnitee and the Indemnitor shall attempt in good faith for 14 days after such written objection to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnitee and the Indemnitor should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Indemnitee and the Indemnitor. If the Indemnitee and the Indemnitor do not agree within such 14-day period, the Indemnitee shall be free to pursue such remedies as may be available to it under contract or applicable law.

     9.4     Claims Escrow Arrangements.

               (a)     The Securityholders will be deemed to have received and deposited with Mellon Investor Services LLC (the “Escrow Agent”) the Escrow Fund, plus any cash and/or additional securities that may be issued in connection with any stock split, reorganization, merger, stock dividend or recapitalization effected by Gene Logic after the Effective Time with respect to the shares of Gene Logic Common Stock in the Escrow Fund and the certificate(s), document(s) or instrument(s) representing or evidencing such shares and such other securities, without any act of any Securityholder. The Escrow Fund shall be governed by the terms set forth in this Section 9.4 and in the Escrow Agreement, which shall be dated as of the Closing Date, among Gene Logic, the Securityholders’ Representative (on behalf of the Securityholders) and the Escrow Agent, in such form as Gene Logic and the Company may reasonably agree (the “Escrow Agreement”), which shall provide, among other things, that the Escrow Fund is to be distributed to the Securityholders promptly following the 18 month anniversary of the Closing Date unless one or more claims for indemnification have been brought under Section 9.2(a) prior to such distribution and are then pending. The amounts contributed on behalf of each Securityholder to the Escrow Fund will be provided with the Distribution Instructions delivered to Gene Logic by the Company, which amounts are in proportion to the Aggregate Merger Consideration and/or Aggregate Option Share Price to which such Securityholders would otherwise be entitled under Article 1.

               (b)     Each Stockholder shall have voting rights with respect to the Escrow Shares contributed by such Stockholder and to any other voting securities added to the Escrow Fund pursuant to Section 9.4(a).

               (c)     In all instances in which amounts are distributed from the Escrow Fund to Gene Logic pursuant to this Section 9.4, such distributions shall be in cash first, pro rata among the Securityholders, until such time as the Escrow Cash attributable to the Stockholders has been exhausted and, thereafter, in cash with respect to Option Holders and Escrow Shares with respect to Stockholders, pro rata among the Securityholders. For purposes of determining the value of and, therefore, the number of, Escrow Shares to be delivered to satisfy the indemnification obligations of the Stockholders pursuant to this Section 9.4, the per share value of the Escrow Shares shall be deemed to be, for purposes of this Section 9.4, the average of the closing sale prices of a share of Gene Logic Common Stock as reported on The Nasdaq National Market for the period of ten consecutive trading days ending on the trading day immediately preceding the date of the officer’s certificate pursuant to which the indemnification obligation is being satisfied in accordance with the Escrow Agreement.

     9.5     Limitations

               (a)     Except with respect to any knowing and intentional or fraudulent breaches of the representations, warranties, agreements or covenants of the Company contained in this Agreement or in any exhibit, schedule or other document or agreement delivered pursuant to or in connection with this Agreement, the sole and exclusive remedy available to Gene Logic pursuant to the indemnity set forth in Section 9.2(a) shall be the Escrow Fund.

               (b)     Except with respect to any knowing and intentional or fraudulent breaches of the representations, warranties, agreements or covenants of Gene Logic or the Merger Sub contained in this Agreement or in any exhibit, schedule or other document or agreement delivered pursuant to or in connection with this Agreement, the aggregate liability of Gene Logic and the Surviving Corporation pursuant to Sections 6.3 and 9.2(b) hereof shall be limited to an aggregate amount equal to the dollar value of the Escrow Cash and Escrow Shares initially deposited into the Escrow Fund, which Escrow Shares shall be valued in the same manner as such Escrow Shares are valued for purposes of establishment of such Escrow Fund.

               (c)     Notwithstanding anything to the contrary in this Agreement, a Gene Logic Party seeking indemnification under Section 9.2(a) or a Stockholder seeking indemnification under Section 9.2(b) shall be entitled to indemnification with respect thereto only to the extent that the amount of all Gene Logic or Stockholder Losses, as the case may be, incurred in the aggregate by the Gene Logic Parties or the Stockholders, as the case may be, in respect of the matters which are the subject of indemnification hereunder, exceeds $150,000.

ARTICLE 10. GENERAL.

     10.1    Securityholders’ Representative.

               (a)     Approval of the Merger by the stockholders of the Company entitled to vote thereon and execution of each of the Investment Agreement or Stockholder Release and the Optionee Release Agreement by the Stockholders and Option Holders, respectively, shall also constitute the appointment of Edward Krause to act as representative of the Securityholders and to act as each of the Securityholders’ attorney-in-fact and representative (the “Securityholders’ Representative”), to do any and all things, and to execute any and all documents, required or permitted under this Section 10.1 and Article 9 of this Agreement, to receive any notice required hereunder or to authorize, without further action on the part of the Securityholders, any distributions from the Escrow Fund to or for the benefit of the Indemnitees hereunder and to negotiate and enter into binding agreements with respect thereto and to all other matters related to the indemnification provided hereby. Gene Logic, Merger Sub and the Surviving Corporation shall be entitled to rely, as being binding upon such Securityholders, upon any document or other paper believed by Gene Logic, the Merger Sub or the Surviving Corporation to be genuine and correct and to have been signed by the Securityholders’ Representative, and Gene Logic, the Merger Sub and the Surviving Corporation shall not be liable to any Securityholder for any action taken or omitted to be taken by Gene Logic, the Merger Sub or the Surviving Corporation in such reliance. The Securityholders’ Representative shall have the sole and exclusive right on behalf of any Securityholder to take any action or provide any waiver, or receive any notice with respect to any claims for indemnification relating to Gene Logic Losses or Stockholder Losses pursuant to this Agreement and to settle any claim or controversy arising with respect thereto.

               (b)     On the Closing Date, Gene Logic shall wire the Indemnification Expense Cash to the Securityholders’ Escrow Account. The Indemnification Expense Cash shall be held by the Securityholders’ Representative in escrow in the Securityholders’ Escrow Account as a source of funds for the payment of expenses, including legal expenses, incurred in connection with the prosecution, defense, settlement or negotiation of any claim for indemnification hereunder, or any disputes relating thereto, brought by or against the Securityholders’ Representative. In no event shall the Indemnification Expense Cash be used to pay indemnification claims brought against the Securityholders’ Representative. In the event any funds remain in the Securityholders’ Escrow Account at the end of the period ending on the 18 month anniversary of the Closing Date, the Securityholders’ Representative shall disburse such amounts from escrow to the Securityholders in accordance with their respective portions of the Indemnification Expense Cash (based on the portion of the Indemnification Expense Cash attributed to each Securityholder pursuant to the Distribution Instructions provided to Gene Logic by the Company pursuant to this Agreement), unless there are unresolved claims for indemnification outstanding on such date, in which case, to the extent any funds remain in the Securityholders’ Escrow Account upon resolution of such outstanding claims, such funds shall be disbursed to the Securityholders as previously provided in this sentence.

               (c)     The Securityholders’ Representative may resign at any time by giving written notice of resignation, at least 60 days prior to the effectiveness of such resignation, to Gene Logic, the Surviving Corporation and the Securityholders, and the Securityholders’ Representative may be removed at any time with or without cause by the approval of two-thirds in interest (based on the aggregate number of shares of Company Common Stock held by the Stockholders on the Closing Date and underlying Company Stock Options held by Option Holders on the Closing Date) of the Securityholders (collectively, the “Approving Holders”). Upon any such resignation or removal, such Approving Holders shall select a successor Securityholders’ Representative, which successor shall be approved by the Approving Holders. In the case of a resigning Securityholders’ Representative, if no successor Securityholders’ Representative shall have been so appointed by the Approving Holders and shall have accepted such appointment (effective upon the date of resignation of the resigning Securityholders’ Representative), within 45 days after the resigning Securityholders’ Representative’s giving of notice of resignation, the resigning Securityholders’ Representative (or Gene Logic if the resigning Securityholders’ Representative does not act) may, on behalf of the Approving Holders, appoint a successor Securityholders’ Representative. Upon the acceptance of any appointment as Securityholders’ Representative thereunder by a successor Securityholders’ Representative, such successor Securityholders’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Securityholders’ Representative, and the resigning Securityholders’ Representative shall be discharged from its duties and obligations as Securityholders’ Representative under this Agreement and under the Investment Agreement, the Stockholder Release and the Optionee Release Agreement. After any resigning Securityholders’ Representative’s resignation or removal hereunder as Securityholders’ Representative, the provisions of this Section 10.1 shall inure to his benefit as to any actions taken or omitted to be taken by it while it was Securityholders’ Representative. Any successor Securityholders’ Representative shall by means of execution of a counterpart hereof be bound by the terms of this Agreement applicable to the Securityholders’ Representative.

               (d)     The grant of authority provided for in Section 10.1 (a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto and (b) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of its interest in any payment due to it under this Agreement.

               (e)     The duties and responsibilities of the Securityholders’ Representative hereunder shall be determined solely by the express provisions of this Agreement, the Investment Agreement or the Stockholder Release and the Optionee Release Agreement, and no other or further duties or responsibilities shall be implied under this Agreement, the Investment Agreement, the Stockholder Release, the Optionee Release Agreement or any other agreement among the parties hereto, whether or not the Securityholders’ Representative has knowledge thereof. The Securityholders acknowledge that the Securityholders’ Representative is acting solely as a stakeholder at the request of, and for the convenience of, the Securityholders, that the Securityholders’ Representative shall not be deemed to be the agent of the Company or the Securityholders (except, in the case of the Securityholders, as provided hereunder and under each Investment Agreement, each Stockholder Release and each Optionee Release Agreement, as the case may be), and that the Securityholders’ Representative shall be released and exculpated of all liability whatsoever arising from, related to, in connection with or resulting from its activities as Securityholders’ Representative and shall not be liable to the Company or the Securityholders for any act or omission on its part, unless taken, not taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence or willful misconduct on the part of the Securityholders’ Representative.

               (f)     Except as otherwise contemplated hereunder or under the Investment Agreement, the Stockholder Release or the Optionee Release Agreement, the Securityholders’ Representative shall be entitled to rely, as being binding upon each Securityholder, upon any document or other paper believed by the Securityholders’ Representative to be genuine and correct and to have been signed by such Securityholder, and the Securityholders’ Representative shall not be liable to any Securityholder for any action taken or omitted to be taken by the Securityholders’ Representative in such reliance.

               (g)     The Securityholders agree that they shall indemnify the Securityholders’ Representative in an amount and of such character as the Securityholders’ Representative shall reasonably require to institute or defend any action or legal proceeding involving any matter referred to in this Agreement, including any and all claims, losses, liabilities, costs, judgments, attorneys’ fees and other expenses of every kind and nature whatsoever in relation thereto, but in no event shall the Securityholders’ indemnification obligation hereunder exceed his, her or its portion of the Escrow Fund (based on the portion of the Escrow Fund attributed to such Securityholder pursuant to the Distribution Instructions provided to Gene Logic by the Company).

               (h)     Except as otherwise contemplated hereunder, the Securityholders’ Representative shall not be liable to the Securityholders for any action taken or not taken by it in good faith and believed by it to be authorized by, or within the rights or powers conferred upon it by, this Agreement and may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken, not taken or suffered by it hereunder in good faith and in accordance with, or in reliance upon, the opinion or advice of such counsel.

               (i)     To the extent there are insufficient funds in the Securityholders’ Escrow Account to cover such amounts, the Securityholders hereby agree to pay or reimburse the Securityholders’ Representative upon request for all expenses, disbursements and advances, including reasonable attorney’s fees, incurred or made by the Securityholders’ Representative in connection with the carrying out of his duties hereunder, which payment or reimbursement shall not exceed each such Securityholder’s portion of the Escrow Fund (based on the portion of the Escrow Fund attributed to such Securityholder pursuant to the Distribution Instructions provided to Gene Logic by the Company), unless such Securityholder has committed fraud and such fraud has given rise to such expenses or amounts.

               (j)     The parties hereto agree that none of Gene Logic, the Surviving Corporation or the Merger Sub shall be liable for any action taken or not taken by the Securityholders’ Representative hereunder or under each of the Investment Agreement, the Stockholder Release and the Optionee Release Agreement (as the case may be). Each of the Securityholders and the Securityholders’ Representative agree that all disputes, controversies or other matters arising between or among the Securityholders and the Securityholders’ Representative, and any and all liabilities with respect to such disputes, controversies or other matters, shall be limited to such parties solely, and that none of Gene Logic, the Merger Sub, the Surviving Corporation or any other party shall have any responsibility or liability whatsoever with respect to such disputes, controversies or other matters.

     10.2    Securityholders. Each Securityholder, by his, her or its acceptance of any portion of the Aggregate Merger Consideration and/or Aggregate Option Share Price, as the case may be, or his, her or its rights to receive such portion of the Aggregate Merger Consideration and/or Aggregate Option Share Price, shall be deemed to have accepted and agreed to each and every term of this Agreement applicable to the Securityholders, including without limitation the provisions applicable to the Securityholders under Article 9 and Sections 10.1 and 10.9.

     10.3    Cooperation. Each of the Company, on the one hand, and Gene Logic, on the other hand, for no further consideration, shall each deliver or cause to be delivered to the other on the Closing Date, and either before or after the Closing Date at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable best efforts to have the present officers, directors and employees of the Company cooperate, at the expense of the Company where appropriate, with Gene Logic on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     10.4    Knowledge. For purposes of this Agreement, “know,” “knowledge” and words or phrases of similar import mean, with respect to any matter in question, with respect to the Company, the knowledge of Stephen J. Trevisan and Joseph W. Angle, and, with respect to Gene Logic, the knowledge of Mark Gessler or Philip L. Rohrer, Jr. Such an individual will be deemed to have “knowledge” of a particular fact or other matter if, after due inquiry: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual in such position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     10.5    Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned, including without limitation assignments by operation of law or otherwise, without the written consent of the other Parties and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted assigns, the successors of Gene Logic and the Surviving Corporation, and the successors of the Company.

     10.6    Entire Agreement. This Agreement (which includes the Schedules and Exhibits hereto), together with those certain Confidentiality Agreements dated October 9, 2002 and December 19, 2002, between the Company and Gene Logic (collectively, the “Confidentiality Agreements”), sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. This Agreement (including without limitation this Section 10.6) shall not be amended or modified except as set forth in Section 8.5. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, including, without limitation, that certain Letter of Interest, dated January 23, 2003, are superseded by this Agreement. In the event of any conflict between this Agreement and any ancillary document, exhibit hereto or the Confidentiality Agreements referred to in this Section 10.6, the terms and provisions of this Agreement shall prevail.

     10.7    Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by all of the Parties.

     10.8    Expenses. Subject to Article 9 and Sections 6.2(a)(v), 6.2(c) and in accordance with Section 8.4, each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such Party in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including any schedules and exhibits) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement and (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; provided, however, that if the Closing occurs, the fees and expenses of the Company incurred in connection with the transactions contemplated hereby shall become the obligations of the Surviving Corporation, provided, that such fees and expenses incurred by or on behalf of the Company shall have been reasonable.

     10.9    Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be sent as follows:

     If to Gene Logic, to:

Gene Logic Inc. 708 Quince Orchard Road Gaithersburg, Maryland 20878 Attn: F. Dudley Staples Fax: 301-987-1863 Email: dstaples@genelogic.com with a required copy to:

Venable, Baetjer, Howard & Civiletti, LLP 1201 New York Avenue, NW, Suite 1000 Washington, DC 20005 Attn: Ariel Vannier, Esq. Fax No.: (202) 962-8300 Email: avannier@venable.com

     If to the Company, to:

TherImmune Research Corporation 610 Professional Drive Gaithersburg, Maryland 20879 Attn: Stephen J. Trevisan Fax No: 301-330-6461 Email: strevisan@therimmune.com with a required copy to:

Cozen O’Connor 1900 Market Street Philadelphia, PA 19103 Attn: Larry P. Laubach, Esquire Fax No.: (215) 665-2013 Email: llaubach@cozen.com

and

     If to the Securityholders, to:

Edward J. Krause, III as the Securityholders’ Representative 10009 Apple Hill Court Potomac, MD 20854 Fax No.: 301-493-5705 Email: krause@ejkrause@.com or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered if delivered personally, (ii) when sent by telefax, facsimile or electronic mail (in each case with confirmation of receipt) if sent during normal business hours of the recipient and, if not, on the next business day, (iii) three days after having been sent by registered or certified mail, postage prepaid, (iv) one business day after deposit with a nationally recognized, overnight courier service, specifying next day delivery, or (v) if given by any other means, only when actually received by the addressee(s).

     10.10    Governing Law; Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of laws provisions. Each Party irrevocably consents and agrees to the exclusive jurisdiction of the United States District Court for the District of Maryland or, if there is no basis for federal jurisdiction, the courts of Montgomery County, Maryland, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Each Party expressly waives all rights to bring suit, action or other proceeding in or before any court or tribunal not subject to the jurisdiction of the above courts. Each Party expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any such courts.

     10.11    Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof to any Person(s) or in any circumstance(s), shall, for any reason, be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such court shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable provision(s) and to enforce such substituted provision(s) or, if such substitution or limitation is not possible, to deem such provision(s) to be deleted from this Agreement as if never included herein. Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the provisions contained herein shall not affect the validity of any other provision of this Agreement.

     10.12    Absence of Third Party Beneficiary Rights. Unless otherwise provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, member, employee or partner of any Party hereto or any other Person. The Securityholders are third party beneficiaries of this Agreement.

     10.13    Mutual Drafting. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

     10.14    Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other Party(ies) as to such tax consequences.

     10.15    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

     10.16    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

GENE LOGIC INC.

By: /s/ MARK D. GESSLER Name: Mark D. Gessler Title: Chairman and CEO

GLA II CORP.

By: /s/ MARK D. GESSLER Name: Mark D. Gessler Title: President

THERIMMUNE RESEARCH CORPORATION

By: /s/ STEPHEN J. TREVISAN Name: Stephen J. Trevisan Title: President and CEO

SECURITYHOLDERS’ REPRESENTATIVE

By: /s/ EDWARD J. KRAUSE, III Name: Edward J. Krause, III

For purposes of Section 5.3 of this Agreement only, the Stockholders whose signatures appear below have executed this Agreement as of the day and year first above written.

/s/ STEPHEN J. TREVISAN Stephen J. Trevisan

/s/ JOSEPH W. ANGEL, JR. Joseph W. Angle, Jr.

INDEX OF DEFINED TERMS

2002 Audited Financial Statements	14
2003 Company Budget	17
Acceptable Accounting Firm	49
Acquisition Agreement	43
Acquisition Proposal	44
Acts	1
Adjusted Aggregate Cash Consideration	5
Adjusted Aggregate Option Share Price	5
Adjusted Closing Price	4
Adjusted Per Option Share Price	5
Adjusted Per Share Cash Consideration	5
Adjusted Per Share Price	5
Adverse Recommendation Change	43
Aggregate Cash Consideration	3,5
Aggregate Merger Consideration	2,5
Aggregate Option Exercise Price	3
Aggregate Option Share Price	3,5
Aggregate Stock Consideration	3
Aggregate Stock Value	4
Agreement	1
Allfirst Debt	56
Approving Holders	67
As Adjusted Terms	5
Build Out Expenses	3
Chief Executive Officers	49
Closing	10
Closing Date	11
Closing Date Balance Sheet	15
Closing Stock Price	4
Code	1
Company	1
Company Business	17
Company Charter Documents	11
Company Common Stock	2
Company Environmental Authorization	18
Company Environmental Authorizations	18
Company Financial Statements	15
Company Material Adverse Change	55
Company Material Adverse Effect	11
Company Material Permit	17
Company Material Permits	17
Company Options	2
Company Permit Consents	17
Company Stock Certificate	6
Company Stock Certificates	6

-iv-

Company Third-Party Consents	22
Company Warrants	2
Company’s Accountants	48
Confidentiality Agreements	70
Counteroffer	43
Delaware Secretary of State	11
DGCL	1
Disputed Claims Escrow Fund	49
Disputed Item	48
Dissenting Shares	10
Distribution Instructions	7
Draft Closing Date Balance Sheet	48
Effective Time	11
Environmental Claims	18
Environmental Laws	18
EPA	17
ERISA	24
ERISA Affiliate	24
Escrow Agent	65
Escrow Agreement	65
Escrow Cash	6
Escrow Fund	6
Escrow Shares	6
Exchange Act	40
Exchange Fund	6
Extraordinary Transaction	42
FAR	32
FDA	17
Final Exchange Ratio	4
Final Total Consideration	4
Financial Projections	33
GAAP	15
Gene Logic	1
Gene Logic Common Stock	3
Gene Logic Company Charter Documents	57
Gene Logic Environmental Authorization	37
Gene Logic Environmental Authorizations	37
Gene Logic Financial Statements	36
Gene Logic Loss	63
Gene Logic Losses	63
Gene Logic Material Adverse Change	59
Gene Logic Material Adverse Effect	33
Gene Logic Material Contract	37
Gene Logic Material Permit	36
Gene Logic Material Permits	36
Gene Logic Outstanding Shares	34
Gene Logic Parties	62
Gene Logic SEC Documents	40
Gene Logic Stock Plans	34
Gene Logic’s Accountants	48

-v-

Government Contract	32
Government Prime Contract	32
Government Subcontract	32
Governmental Authorities	14
Governmental Authority	14
Hazardous Material	18
HSR Rules	53
Indemnification Expense Cash	9
Indemnified Person	51
Indemnitee	63
Indemnitor	64
Intellectual Property	23
Interim Balance Sheet	14
Interim Balance Sheet Date	14
Interim Financials	14
Investment Agreement	46
Investor Memorandum	47
Investor Questionnaire	46
IRS	24
Laws	19
Lease	19
Leased Premise	19
Leased Premises	19
Leases	19
Liabilities	16
Liens	13
Losses	64
Material Contracts	21
Merger	1
Merger Sub	1
Merger Sub Company Charter Documents	58
MGCL	1
Net Assumed Liabilities	3
Net Assumed Liabilities Adjustment	3
Notice of Superior Proposal	43
Objection Notice	48
OCI	32
Offer	33
Option Holders	2
Option Shares	2
Optionee Release Agreement	46
Outstanding Company Shares	3
Outstanding Shares	12
Parties	1
Party	1
Per Option Share Price	3,5
Per Share Cash Consideration	3,5
Per Share Merger Consideration	3,5
Per Share Price	3,5
Per Share Stock Consideration	3

-vi-

Permitted Items	3
Person	8
Plan	24
Plans	24
Registrable Shares	50
Resolution Date	49
Response Period	43
S-3	50
Savings Plan	47
SDAT	11
SEC	15
Securities Act	21
Securityholder	6
Securityholders	6
Securityholders’ Representative	66
Securityholders’ Escrow Account	9
Stockholder Loss	63
Stockholder Losses	63
Stockholder Meeting Date	46
Stockholder Release	46
Stockholders	2
Subordinated Notes	3
Subsidiaries	34
Subsidiary	34
Superior Proposal	44
Surviving Corporation	1
Tax	27
Tax Return	27
Taxes	27
Teaming Agreement	33
Termination Expenses	62
Terms	5
TherImmune Stock Option Plan	2
Third Party Claims	64
Transfer Agent	6
USDA	17
Voting Agreement	53
Warrant Shares	12

-vii-

LIST OF EXHIBITS

Exhibit A	—	Articles of Merger (MD)
Exhibit B	—	Certificate of Merger (DE)
Exhibit C	—	Investment Agreement
Exhibit D	—	Optionee Release Agreement
Exhibit E	—	Voting Agreement
Exhibit F	—	Legal Opinion from Counsel to the Company
Exhibit G	—	Employment Agreements
Exhibit H	—	Legal Opinion from Counsel to Gene Logic and Merger Sub